CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Maximum Aggregate Offering Price	Amount Of Registration Fee(1)
U.S.$500,000,000 2.157% Senior Notes due 2022	$500,000,000	$60,600
U.S.$500,000,000 2.358% Senior Notes due 2024	$500,000,000	$60,600
U.S.$500,000,000 2.760% Senior Notes due 2029	$500,000,000	$60,600

(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-225851

PROSPECTUS SUPPLEMENT

(To prospectus dated June 25, 2018)

TOYOTA MOTOR CORPORATION

(incorporated under the laws of Japan with limited liability)

U.S.$500,000,000 2.157% Senior Notes due 2022

U.S.$500,000,000 2.358% Senior Notes due 2024

U.S.$500,000,000 2.760% Senior Notes due 2029

Toyota Motor Corporation will issue an aggregate principal amount of U.S.$500,000,000 of senior notes due July 2, 2022, or the 2022 notes, an aggregate principal amount of U.S.$500,000,000 of senior notes due July 2, 2024, or the 2024 notes, and an aggregate principal amount of U.S.$500,000,000 of senior notes due July 2, 2029, or the 2029 notes and, together with the 2022 notes and the 2024 notes, the notes. The 2022 notes, the 2024 notes and the 2029 notes will bear interest commencing July 2, 2019, at an annual rate of 2.157%, 2.358% and 2.760%, respectively, payable semiannually in arrears on January 2 and July 2 of each year, beginning on January 2, 2020.

The notes will not be redeemable prior to maturity, except as set forth under “Description of Senior Debt Securities—Optional Tax Redemption,” in the accompanying prospectus and will not be subject to any sinking fund. The notes will be issued only in registered form in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

The notes will not be listed on any securities exchange.

Investing in the notes involves risks. You should carefully consider the risk factors set forth in “Item 3. Key Information—3.D Risk Factors” of our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, or the SEC, and in the “Risk Factors” section beginning on page S-11 of this prospectus supplement before making any decision to invest in the notes.

	Per 2022 note	Per 2024 note	Per 2029 note	Total
Public offering price(1)	100.000%	100.000%	100.000%	U.S.$	1,500,000,000

Underwriting commissions(2)	0.150%	0.225%	0.325%	U.S.$	3,500,000

Proceeds, before expenses(1)	99.850%	99.775%	99.675%	U.S.$	1,496,500,000

(1)	Plus accrued interest from July 2, 2019, if settlement occurs after that date.
(2)	For additional underwriting compensation information, see “Underwriting.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes of each series will be represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC. Beneficial interests in these global certificates will be shown on, and transfers thereof will be effected through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking S.A., or Clearstream. Except as described in this prospectus supplement or the accompanying prospectus, notes in definitive certificated form will not be issued in exchange for global certificates.

It is expected that the notes will be delivered in book-entry form only, through the facilities of DTC and its participants, including Euroclear and Clearstream, on or about July 2, 2019.

Joint Lead Managers and Joint Bookrunners

J.P. Morgan	BofA Merrill Lynch	BNP PARIBAS

Prospectus Supplement dated June 25, 2019

Prospectus Supplement

Prospectus

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “FIEA”) and are subject to the Act on Special Measures Concerning Taxation of Japan (the “Act on Special Measures Concerning Taxation”). The notes may not be offered or sold in Japan, to any person resident in Japan, or to others for reoffering or resale directly or indirectly in Japan or to a person resident in Japan, for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines of Japan. In addition, the notes are not, as part of the distribution by the underwriters under the applicable underwriting agreement at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation (a “specially-related person of the issuer”) or (ii) a Japanese financial institution, designated in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation.

Interest payments on the notes will be subject to Japanese withholding tax unless it is established that the notes are held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer, (ii) a Japanese financial institution designated in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation which complies with the requirement for tax exemption under that paragraph or (iii) a Japanese public corporation, financial institution or financial instruments business operator described in Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation which complies with the requirement for tax exemption under that paragraph.

Interest payments on the notes to an individual resident of Japan, to a Japanese corporation (except as described in the preceding paragraph), or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer will be subject to deduction in respect of Japanese income tax at a rate of 15.315% (15% on or after January 1, 2038) of the amount of such interest.

Representation by Investor upon Distribution

By subscribing to any notes, an investor will be deemed to have represented that it is a beneficial owner who is (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer or (ii) a Japanese financial institution, designated in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, as amended (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

S-i

Notice Concerning Singapore

Section 309B Notification—The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to, updates and changes information contained in the prospectus dated June 25, 2018 and filed with the SEC on the same date, and the documents incorporated by reference in this prospectus supplement. The second part is the above-mentioned prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the senior debt securities and gives more general information, some of which may not apply to the notes. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor are the underwriters making, an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Copies of the documents incorporated by reference in this prospectus supplement as of the date of this prospectus supplement will be available free of charge at the offices of the trustee named herein. This prospectus supplement may only be used for the purposes for which it has been published.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Written forward-looking statements may appear in documents filed with the SEC, including this prospectus supplement, the accompanying prospectus, documents incorporated by reference herein, reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and include statements regarding our current intent, belief, targets or expectations or those of our management. In many, but not all cases, we use words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would” and similar expressions, as they relate to us or our management, to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements, which include statements contained in “Item 3. Key Information—3.D Risk Factors,” “Item 4. Information on the Company—4.B Business Overview,” “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure about Market Risk” of our most recent annual report on Form 20-F and in “Summary—Our Company” in this prospectus supplement, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

S-iv

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus supplement to “Toyota,” “we,” “us,” “our” and similar terms refer to Toyota Motor Corporation and its consolidated subsidiaries, as a group. References to the “Issuer” refer to Toyota Motor Corporation. We use the word “you” to refer to prospective investors in the notes.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus supplement, when we refer to “dollars,” “U.S.$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus supplement contains a translation of certain yen amounts into dollars solely for your convenience. However, these translations should not be construed as representations that the yen amounts have been, could have been or could be converted into dollars at that or any other rate or at all.

Certain monetary amounts, ratios and percentage data included in this prospectus supplement have been subject to rounding adjustments for your convenience. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Our fiscal year end is March 31. The term “fiscal” preceding a year means the twelve-month period ended or ending March 31 of the year referred to. For example, “fiscal 2019” refers to the twelve month period ended March 31, 2019. References to years not specified as being fiscal years are to calendar years.

In this prospectus supplement, all of our financial information is presented on a consolidated basis, unless we state otherwise.

S-v

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein before making an investment decision.

Our Company

Overview

Toyota Motor Corporation is a limited liability, joint stock company incorporated under the Commercial Code of Japan and continues to exist under the Companies Act of Japan (the “Companies Act”). As of March 31, 2019, we operated through 608 consolidated subsidiaries (including variable interest entities) and 201 affiliated companies, of which 63 companies were accounted for through the equity method.

We primarily conduct business in the automotive industry. We also conduct business in the finance and other industries. We sold 8,977 thousand vehicles in fiscal 2019 on a consolidated basis. We had net revenues of ¥30,225.6 billion and net income attributable to Toyota Motor Corporation of ¥1,882.8 billion in fiscal 2019.

Our business segments are automotive operations, financial services operations and all other operations. The following table sets forth our sales to external customers in each of our business segments for each of the past three fiscal years.

	Yen in millions
	Year ended March 31,
	2017	2018	2019
Automotive	25,032,229	26,347,229	27,034,492
Financial Services	1,783,697	1,959,234	2,120,343
All Other	781,267	1,073,047	1,070,846

Our automotive operations include the design, manufacture, assembly and sale of passenger vehicles, minivans and commercial vehicles such as trucks and related parts and accessories. We offer a full line-up of vehicles, and seek to maintain competitiveness through strategic and efficient product coverage, combining a suite of global core models that are sold across most or all of our markets across the world without substantial variation with local models that are sold only in particular countries or region and are designed to address the diverse tastes of our customers in such countries or regions.

We sell our vehicles in approximately 190 countries and regions. The primary markets for our automobiles are Japan, North America, Europe and Asia. The following table sets forth our sales to external customers in each of our geographical markets for each of the past three fiscal years.

	Yen in millions
	Year ended March 31,
	2017	2018	2019
Japan	8,798,903	9,273,672	9,520,148
North America	10,033,419	10,347,266	10,585,934
Europe	2,517,601	2,940,243	3,055,654
Asia	4,279,617	4,497,374	4,832,392
Other*	1,967,653	2,320,955	2,231,553

*	“Other” consists of Central and South America, Oceania, Africa and the Middle East.

During fiscal 2019, 24.8% of our automobile unit sales on a consolidated basis were in Japan, 30.6% were in North America, 11.1% were in Europe and 18.7% were in Asia. The remaining 14.8% of consolidated unit sales were in other markets.

Our financial services business consists primarily of providing financing to dealers and their customers for the purchase or lease of our vehicles. Our financial services business also provides mainly retail installment credit and leasing through the purchase of installment and lease contracts originated by Toyota dealers.

Our all other operations business segment includes the design and manufacture of prefabricated housing and information technology related businesses including a web portal for automobile information called GAZOO.com.

Our Challenges and Initiatives

The automotive industry is facing a time of profound transformation that we believe could happen only once in a hundred years, in response to significant technological innovation such as electrification, automated driving and connected vehicles. We are committed to realizing a mobility society of the future that enables everyone to enjoy freedom of movement beyond the conventional concept of vehicles, and intend to pursue the opportunities to provide new values presented by the changes in the industry by combining technologies of electrification, information and intelligence and strategically contributing resources into the fields described below.

Electrification

With various types of electrified vehicles, such as hybrid vehicles (“HVs”), plug-in hybrid vehicles (“PHVs”), electric vehicles (“EVs”) and fuel cell vehicles (“FCVs”), being developed, how each type of electrified vehicle will penetrate the market is unclear; such market penetration varies by region and depends on factors such as the level and pace of technological development and resulting prices of certain core technologies, such as batteries, as well as the extent to which transportation systems accommodate EVs. In particular, as battery demand is rising rapidly following the growth of the electrified vehicle market and EVs generally require batteries that have significantly larger battery capacity than HVs, battery supply may become a major bottleneck for popularizing EVs.

Recognizing the importance of providing diversified solutions in line with customer needs, which vary by region and application, we intend to work towards expanding our offerings of EVs to encompass short-distance use vehicles as well as our offerings of HVs and PHVs, mainly for mid-sized passenger cars, while we are also endeavoring to offer a wide range of FCVs, including for large-sized trucks. With respect to HVs, we sell approximately 1.5 million HV units annually in more than 90 countries and, since introducing the first-generation Prius in 1997, we have manufactured and sold approximately 13 million HV units in aggregate. Over the period, we have improved the performance of, and reduced the size or weight of core HV components such as motors, batteries and inverters. These core HV technologies can be used across all electrified powertrains, including those for PHVs, EVs and FCVs, by combining these core HV components with parts such as engines, charging systems, fuel cells and hydrogen tanks. We believe such technologies and our HV sales record will be competitive strengths for us, regardless of the type of electrified powertrain that becomes popular in the future.

We position responding to environmental issues as one of the top priority challenges for management. To that end, in 2015 we announced the Toyota Environmental Challenge 2050, which includes the New Vehicle Zero CO2 Emissions Challenge. Pursuant to such initiative, we have established key milestones regarding the development of electrified vehicles, including (i) a target commencement date for mass production of EVs of

2020, starting in China, (ii) a target launch date for electrified grades for all of our vehicle models by around 2025, (iii) target annual sales of all electrified vehicles of over 5.5 million total units, or more than 50% of annual aggregate vehicle sales by Toyota, by 2030 and (iv) target annual sales of EVs and FCVs of over 1 million total units, or more than 10% of annual aggregate vehicle sales by Toyota, by 2030. In order to achieve the target as well as respond to customer needs, we will continue to strive to strengthen our capabilities in research and development as well as production and further advance technological development across the electrification field.

Automated Driving

Through development of automated driving technologies, we aim to realize a society with zero fatalities from traffic accidents, and in which all drivers can move safely, smoothly and freely. In the near term, our development efforts will focus more on the development of “Guardian” technologies, namely automated driving technologies that contribute to supplemental driving functions that aim to protect vehicle occupants while humans are driving. In 2020, we plan to launch a vehicle with Guardian technologies enabling driver-supervised automated driving from the entrance to the exit of expressways.

We are also developing “Chauffeur” technologies, or technologies that enable and ensure a fully automated driving system, as compared to Guardian technologies, which are meant to supplement driving functions while humans are driving. We anticipate that Chauffeur technologies may require considerable time to be fully commercialized, due to the technological challenge of Chauffeur systems having to adapt to ever-changing environments, as well as the societal resistance to being exposed to traffic accidents, injuries and fatalities that may be caused by fully automated driving systems. Nonetheless, we are striving to develop a vehicle with a fully automated driving system by the early 2020s through various initiatives such as collaborating with Uber Technologies Inc. (“Uber”) to integrate their automated driving technologies with our safety system.

Connected Vehicles

Within the field of connected vehicles, we have been working actively on connected car technologies and establishing alliances with other companies for effective utilization of vehicle data to “make ever-better cars” and for safer and securer “connected” services. In November 2016, we announced our Connected Strategy comprising three pillars: seek to install Data Communication Modules (“DCM”) as standard features into all vehicles, by aiming to equip DCMs in every passenger vehicle we sell in Japan and the United States by 2020; accelerate business innovation within Toyota by promoting the utilization of big data, which we believe will create new value for vehicles and new mobility businesses; and create a Mobility Service Platform (MSPF) to accelerate cross-industry collaboration.

Mobility as a Service

In the area of Mobility as a Service (“MaaS”), we are developing vehicles designed exclusively for MaaS that integrate electrification, automated driving and connected vehicle technologies, which we call “Autono-MaaS.” We are developing three types of such Autono-MaaS vehicles in part through collaboration with Uber in the areas of automated driving and ride-sharing:

•	e-Palette, a large-sized EV for multi-task short-distance transportation of either people or cargo, which is expected to be launched by the 2020 Tokyo Olympic and Paralympic Games;

•	MaaS Sienna, a mid-sized HV for mid- to long-distance ride-sharing, for which we are targeting a 2021 launch; and

•	MaaS BEV, a small-sized EV for short- to mid-distance ride-sharing, for which we are targeting a launch in the early 2020s.

We also believe it may be possible to bring driver-supervised automated vehicles that are equipped with our Guardian technologies to the level of fully automated vehicles by installing autonomous driving kits (“ADKs”), which are software and hardware (such as sensors and lidar or light detection and ranging systems) that facilitate automated driving, on such driver-supervised automated vehicles. We believe safety can be improved through dual-monitoring of the surrounding environment by both ADK software and the Guardian system. We plan on standardizing the interface of our ADK software so as to make it compatible with vehicles manufactured by third-parties.

Our strength lies not only in development of new technologies, but also in our capability to apply such technologies to our products in the real world and mass produce them at high quality levels. We intend to pursue opportunities to integrate the distinctive technologies held by IT and ride-sharing companies with our strengths and capabilities described above. One example of such an initiative is the establishment of MONET Technologies Inc., a joint venture with SoftBank Corp., through which we will seek to provide next-generation on-demand mobility services in Japan.

Automotive Operations Strategies for Selected Regions

North America and China are two important markets for our automotive operations. In terms of our North American automotive operations, our initiatives include taking steps to augment our supply of light-duty trucks in response to the increase in demand, as well as aiming to increase our share of the North American automotive market through such means as launching as many as 31 new models (including minor model changes) during the three-year period from 2019 to 2021. We have also reorganized our production structure, including continuing to seek to enhance our production capacity. In addition, Toyota has been actively working to promote increased local operations independence in North America in accordance with the Toyota Global Vision, and will continue working to increase steadily the local procurement ratio there by, among other things, local sourcing of HVs and other units. During 2018, our top three models in terms of vehicle unit sales in North America were the RAV4, the Camry and the Corolla.

In China, we have been conducting automotive operations mainly through two joint ventures, Tianjin FAW Toyota Motor Co., Ltd. (“FAW”) and GAC Toyota Motor Co., Ltd. (“GAC”), and their success in producing products that meet local demand and in establishing their sales and service network have significantly contributed to our profits. Based on the firm business foundation that has been established, we seek to promote further growth and increase profitability through further development of the sales and service network and expansion of our product lineup. In particular, we are aiming to achieve balanced sustainable growth both in terms of vehicle unit sales and profit, in our product lineup overall by, among other things, introducing models that employ the Toyota New Global Architecture as well as striving to maximize sales. Also, we will strive to satisfy the New Energy Vehicle and the Corporate Average Fuel Economy environmental standards in China by actively launching lineups of HVs, PHVs and EVs. In terms of production, we will seek to fully utilize existing production capacity, including the new production lines launched by FAW and GAC, to respond to the increasing demand. Vehicle unit sales (on a retail basis) in China of Toyota vehicles for 2018 were approximately 1,487 thousand units, as compared to approximately 1,302 million units for 2017; such vehicle unit sales have been increasing since 2014. During 2018, our top three models in terms of vehicle unit sales in China were the Corolla, the Levin and the Camry.

Our Financial and Capital Expenditure Strategy

Enhancing profitability and building a robust financial foundation are basic principles of our financial strategy. These principles are based on the three pillars of: stability, in particular our ability to withstand adverse business environments with ample liquidity; growth, in particular sustainable growth through the pursuit of investments; and efficiency, in respect of our operations as well as our balance sheet.

Our strong profitability is demonstrated through, among other things, our Adjusted EBITDA (non-financial services) margin (defined as operating income plus depreciation expenses both of non-financial services divided by aggregate net revenues from non-financial services), which has been over 10%, and our free cash flows (non-financial services) (defined as cash flows from operating activities in non-financial services, less cash flows from investing activities in non-financial services), which has been more than one trillion yen annually, both since the fiscal year ended March 31, 2015. Our Adjusted EBITDA (non-financial services) and net income (non-financial services), as well as free cash flows (non-financial services) and cash flows from operating activities (non-financial services), are presented under “Selected Financial and Other Information—Other Financial Data.”

Our robust financial foundation is demonstrated through, among other things, our liquidity levels. We have increased our total liquid assets (non-financial services) (defined as cash and cash equivalents, time deposits, marketable debt securities and investments in monetary trust funds on a consolidated basis, less liquid assets attributable to our financial services business after intersegment eliminations) from ¥8,508 billion as of March 31, 2015 to ¥9,454 billion as of March 31, 2019. Our liquid assets (defined as cash and cash equivalents, time deposits, marketable debt securities and investments in monetary trust funds on a consolidated basis) as of March 31, 2015 and March 31, 2019 were ¥9,936 billion and ¥10,365 billion, respectively. Additional information concerning our total liquid assets (non-financial services) and liquid assets are presented under “Selected Financial and Other Information—Other Financial Data.” We believe our liquidity position provides us with the ability to maintain our operations for at least six months in the event of adverse market conditions or other unforeseen circumstances.

The Adjusted EBITDA (non-financial services) margin, free cash flows (non-financial services) and total liquid assets (non-financial services) measures presented above have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of Toyota’s results, cash flows or assets and liabilities as reported under U.S. GAAP. A reconciliation of Adjusted EBITDA and Adjusted EBITDA (non-financial services) to net income and net income (non-financial services), free cash flows (non-financial services) to cash flows from operating activities (non-financial services) and total liquid assets (non-financial services) to liquid assets is set forth under “Selected Financial and Other Information—Other Financial Data.”

With respect to capital expenditures, while we focus on investments in our strategic areas that we believe will contribute to our future competitiveness and growth, we intend to effectively manage capital expenditures for our entire business to minimize unnecessary spending, given that facilities and equipment may become obsolete quickly due to rapid technological innovation.

Investment Strategies for Advanced Technologies

The majority of our investments in advanced technologies such as electrification, automated driving and connected vehicles are covered through research and development costs. We anticipate that research and development costs relating to advanced technologies will gradually increase over the next few years, while we seek to maintain the total amount of research and development costs around current levels. The proportion of our research and development costs relating to advanced technologies for the fiscal year ended March 31, 2019 was approximately 40% of our total research and development costs.

Our principal executive offices are located at 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan. Our telephone number in Japan is +81-565-28-2121, and our corporate website is http://www.toyota-global.com. Information appearing on our website is not incorporated by reference into this prospectus supplement.

The Offering

U.S.$500,000,000 2.157% Senior Notes due 2022

Notes Offered	U.S.$500,000,000 aggregate principal amount of 2.157% senior notes due July 2, 2022.

Offering Price	100.000% of the principal amount plus accrued interest from July 2, 2019, if settlement occurs after that date.

Maturity	The 2022 notes will mature on July 2, 2022.

Payment of Principal and Interest for the 2022 notes	Interest on the 2022 notes will accrue at the rate of 2.157% per annum from July 2, 2019.

The Issuer will pay interest on the 2022 notes semiannually in arrears on January 2 and July 2 of each year, beginning on January 2, 2020, to the persons in whose names the 2022 notes are registered as of the close of business on the December 23 and June 22 of each year (whether or not a business day) immediately preceding the relevant interest payment date. Interest on the 2022 notes will be paid to but excluding the relevant interest payment date. The Issuer will compute interest on the 2022 notes on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

If any payment is due on the 2022 notes on a day that is not a business day, the Issuer will make the payment on the day that is the next succeeding business day. Payments postponed to the next succeeding business day in this situation will be treated as if they were made on the original due date. Postponement of this kind will not result in a default under the 2022 notes, and no interest will accrue on the postponed amount from the original due date to the next succeeding business day.

The Issuer will pay 100% of the principal amount of the 2022 notes at the maturity date.

See “Description of the Notes—Principal, Maturity and Interest.”

Security Numbers	The security numbers for the 2022 notes are:

CUSIP No.: 892331 AE9
ISIN: US892331AE95
Common Code: 198783544

Other Terms

For more information on the terms of the 2022 notes, see “—General Terms of the Notes” and “Description of the Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

Delivery of the notes	Delivery of the 2022 notes is expected on or about July 2, 2019.

U.S.$500,000,000 2.358% Senior Notes due 2024

Notes Offered	U.S.$500,000,000 aggregate principal amount of 2.358% senior notes due July 2, 2024.

Offering Price	100.000% of the principal amount plus accrued interest from July 2, 2019, if settlement occurs after that date.

Maturity	The 2024 notes will mature on July 2, 2024.

Payment of Principal and Interest for the 2024 notes	Interest on the 2024 notes will accrue at the rate of 2.358% per annum from July 2, 2019.

The Issuer will pay interest on the 2024 notes semiannually in arrears on January 2 and July 2 of each year, beginning on January 2, 2020, to the persons in whose names the 2024 notes are registered as of the close of business on the December 23 and June 22 of each year (whether or not a business day) immediately preceding the relevant interest payment date. Interest on the 2024 notes will be paid to but excluding the relevant interest payment date. The Issuer will compute interest on the 2024 notes on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

If any payment is due on the 2024 notes on a day that is not a business day, the Issuer will make the payment on the day that is the next succeeding business day. Payments postponed to the next succeeding business day in this situation will be treated as if they were made on the original due date. Postponement of this kind will not result in a default under the 2024 notes, and no interest will accrue on the postponed amount from the original due date to the next succeeding business day.

The Issuer will pay 100% of the principal amount of the 2024 notes at the maturity date.

See “Description of the Notes—Principal, Maturity and Interest.”

Security Numbers	The security numbers for the 2024 notes are:

CUSIP No.: 892331 AF6

ISIN: US892331AF60

Common Code: 198783609

Other Terms

For more information on the terms of the 2024 notes, see “—General Terms of the Notes” and “Description of the Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

Delivery of the notes	Delivery of the 2024 notes is expected on or about July 2, 2019.

U.S.$500,000,000 2.760% Senior Notes due 2029

Notes Offered	U.S.$500,000,000 aggregate principal amount of 2.760% senior notes due July 2, 2029.

Offering Price	100.000% of the principal amount plus accrued interest from July 2, 2019, if settlement occurs after that date.

Maturity	The 2029 notes will mature on July 2, 2029.

Payment of Principal and Interest for the 2029 notes	Interest on the 2029 notes will accrue at the rate of 2.760% per annum from July 2, 2019.

The Issuer will pay interest on the 2029 notes semiannually in arrears on January 2 and July 2 of each year, beginning on January 2, 2020, to the persons in whose names the 2029 notes are registered as of the close of business on the December 23 and June 22 of each year (whether or not a business day) immediately preceding the relevant interest payment date. Interest on the 2029 notes will be paid to but excluding the relevant interest payment date. The Issuer will compute interest on the 2029 notes on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

If any payment is due on the 2029 notes on a day that is not a business day, the Issuer will make the payment on the day that is the next succeeding business day. Payments postponed to the next succeeding business day in this situation will be treated as if they were made on the original due date. Postponement of this kind will not result in a default under the 2029 notes, and no interest will accrue on the postponed amount from the original due date to the next succeeding business day.

The Issuer will pay 100% of the principal amount of the 2029 notes at the maturity date.

See “Description of the Notes—Principal, Maturity and Interest.”

Security Numbers	The security numbers for the 2029 notes are:

CUSIP No.: 892331 AG4
ISIN: US892331AG44
Common Code: 198783552

Other Terms

For more information on the terms of the 2029 notes, see “—General Terms of the Notes” and “Description of the Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

Delivery of the notes	Delivery of the 2029 notes is expected on or about July 2, 2019.

General Terms of the Notes

Issuer	Toyota Motor Corporation.

Securities Offered	The Issuer will offer the notes set forth on the cover page of this prospectus supplement in accordance with the terms set forth in this prospectus supplement and the accompanying prospectus.

The notes will be issued in fully registered form, without coupons, in denominations of U.S.$2,000 in principal amount and integral multiples of U.S.$1,000 in excess thereof.

Ranking

The notes will constitute the Issuer’s direct, unconditional, unsecured and unsubordinated general obligations and will at all times rank pari passu without any preference among themselves and with all the Issuer’s other unsecured obligations, other than the Issuer’s subordinated obligations and except for statutorily preferred obligations. See “Description of the Notes—General.”

Additional Amounts

All payments of principal and interest in respect of the notes will be made without withholding or deduction for or on account of withholding taxes imposed by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. Interest payments on the notes generally will be subject to Japanese withholding tax with certain exceptions. See “Taxation—Japanese Taxation.” If the payments are subject to Japanese withholding tax, the Issuer will pay such additional amounts (subject to certain exceptions) in respect of such Japanese withholding taxes as will result in the payment of amounts otherwise receivable absent any deduction or withholding on account of such Japanese withholding taxes. See “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus.

Optional Tax Redemption

The Issuer may redeem each series of the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes outstanding plus accrued and unpaid interest to the redemption date if, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective, or which change in application or interpretation is publicly announced, on or after the date of this prospectus supplement, the Issuer would be required to pay additional amounts with respect to the notes as described under “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus. See “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

Listing	The Issuer does not intend to list the notes on any securities exchange. The notes will be new securities for which there is currently no public market.

Global Security

The notes of each series will be initially represented by one or more global certificates in fully registered form without interest coupons (“global securities”). The global securities will be deposited upon issuance with the custodian for DTC and registered in the name of DTC or its nominee. Beneficial interests in the global securities may be held only through DTC (or any successor clearing system that holds global securities) and its participants, including Euroclear and Clearstream.

Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. The sole holder of the notes represented by the global securities will at all times be DTC or its nominee (or a successor of DTC or its nominee), and voting and other consensual rights of holders of each series of the notes will be exercisable by beneficial owners of the notes only indirectly through the rules and procedures of the depositaries from time to time in effect. Beneficial interests in the global securities may not be exchanged for definitive notes except in the limited circumstances described under “Description of Senior Debt Securities—Form, Book-entry and Transfer” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital and ordinary course capital expenditures. See “Use of Proceeds.”

Trustee, Paying Agent, Transfer Agent and Registrar	The Bank of New York Mellon will act as the trustee, paying agent, transfer agent and registrar for each series of the notes.

Governing Law	The notes will be, and the Indenture (as defined in “Description of the Notes—General”) is, governed by and construed in accordance with the laws of the State of New York.

Clearance and Settlement	The notes have been accepted for clearance through DTC, Euroclear and Clearstream.

RISK FACTORS

Investing in the notes involves risks. You should consider carefully the risks relating to the notes described below, as well as the other information presented in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes offered could decline, in which case you may lose all or part of your investment. The following does not describe all the risks of an investment in the notes. Prospective investors should consult their own financial and legal advisers about risks associated with investment in a particular series of notes and the suitability of investing in the notes in light of their particular circumstances.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below, elsewhere in this prospectus supplement and in “Item 3. Key Information—3.D Risk Factors” of our annual report on Form 20-F for the fiscal year ended March 31, 2019.

Risks Related to the Notes

The notes are unsecured obligations.

The notes are unsecured obligations and repayment of the notes may be compromised if:

•	we enter into bankruptcy, corporate reorganization, civil rehabilitation, liquidation or similar proceeding;

•	we default in payment of any existing or future indebtedness; or

•	any of our existing or future indebtedness is accelerated.

If any of these events occurs, our assets may be insufficient to pay amounts due on the notes.

The Indenture and the notes contain very limited restrictive covenants and provide no protection in the event of a change in control, and the notes will be effectively subordinated to the creditors of our subsidiaries.

The Indenture and the notes do not contain any financial covenants or other restrictions on our ability to securitize our assets, pay dividends on our shares of common stock or Model AA Class Shares, incur unsecured indebtedness, issue new securities or repurchase our outstanding securities. In addition, there are only limited restrictions on our ability to pledge assets to secure other indebtedness or to sell or otherwise dispose of our assets. These or other actions by us could adversely affect our ability to pay amounts due on the notes. Furthermore, claims of the creditors of our subsidiaries will generally have priority with respect to the assets of such subsidiaries over the claims of holders of the notes. Accordingly, the notes will be effectively subordinated to the creditors of our subsidiaries. In addition, the Indenture and the notes do not contain any covenants or other provisions that prevent a highly leveraged transaction or a change in control or require us to repurchase the notes in the event of a highly leveraged transaction or a change in control.

There is no prior market for the notes and, if a market develops, it may not be liquid.

The notes are new securities that may not be widely distributed and for which there is currently no existing market. We do not intend to list the notes on any securities exchange or to seek their quotation on any automated dealer quotation system. There can be no assurance that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes that they distribute. However, the underwriters have no obligation to make a market in the notes and they may stop at any time. Furthermore, there can be no assurance as to the liquidity of any market that may develop for the notes or the prices at which you will be able to sell your notes, if at all. Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities; and

•	general economic conditions.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes; the outstanding amount of the notes; and the level, direction and volatility of market interest rates generally. If an active trading market for the notes does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected and you may be unable to resell the notes or may only be able to sell them at a substantial discount.

The ratings of the notes may change after issuance of the notes, and those changes may have an adverse effect on the market prices and liquidity of the notes.

The notes are expected to receive a credit rating from one or more credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Ratings may be affected by a number of factors which can change over time, including the credit rating agency’s assessment of: the issuer’s strategy and management’s capability; the issuer’s financial condition including in respect of capital, funding and liquidity; competitive and economic conditions in the issuer’s key markets; the level of political support for the industries in which the issuer operates; and legal and regulatory frameworks affecting the issuer’s legal structure, business activities and the rights of its creditors. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry, or political or economic region. If credit rating agencies perceive there to be adverse changes in the factors affecting an issuer’s credit rating, including by virtue of changes to applicable ratings methodologies, the credit rating agencies may downgrade, suspend or withdraw the ratings assigned to an issuer or its securities.

A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of potential investors in the notes and adversely affect the prices and liquidity of the notes. A security rating is not a recommendation to buy, sell or hold the notes and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting commissions and estimated offering expenses) from the sale of the notes will be approximately U.S.$1,495 million. We intend to use the net proceeds of this offering for general corporate purposes, including working capital and ordinary course capital expenditures.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of March 31, 2019, on an actual basis and an adjusted basis to give effect to the issuance of the notes, but not the use of proceeds therefrom. You should read this table together with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus supplement.

	Yen in millions
	As of March 31, 2019
	Actual	As adjusted
Short-term debt:
Short-term borrowings(1),(4)	5,344,973	5,344,973
Current portion of long-term debt	4,254,260	4,254,260

Long-term debt:
Long-term debt(1),(2),(3),(4)	10,550,945	10,550,945
2.157% senior notes due 2022 offered hereby(5)	—	55,340
2.358% senior notes due 2024 offered hereby(5)	—	55,340
2.760% senior notes due 2029 offered hereby(5)	—	55,340

Total indebtedness	20,150,178	20,316,198

Mezzanine equity:
Model AA Class Shares
authorized—150,000,000 shares
issued—47,100,000 shares	498,073	498,073

Equity:
Common stock:
authorized—10,000,000,000 shares
issued—3,262,997,492 shares	397,050	397,050
Additional paid-in capital	487,162	487,162
Retained earnings(6)	21,987,515	21,987,515
Accumulated other comprehensive income (loss)	(916,650)	(916,650)
Treasury stock, at cost—430,558,325 shares(7)	(2,606,925)	(2,606,925)
Total Toyota Motor Corporation shareholders’ equity	19,348,152	19,348,152

Noncontrolling interests	718,985	718,985

Total shareholders’ equity	20,067,137	20,067,137

Total indebtedness, mezzanine equity and shareholders’ equity	40,715,388	40,881,408

(1)	As of March 31, 2019, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, “guaranteed” means guarantees provided by third parties.
(2)

For a discussion of long-term debt that is secured as of March 31, 2019, see Note 12 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2019.

(3)

Toyota enters into certain guarantee contracts with its dealers to guarantee customers’ payments of their installment payables that arise from installment contracts between customers and Toyota dealers, as and when requested by Toyota dealers. For a discussion of guarantees extended by us as of March 31, 2019, see “Item 5. Operating and Financial Review and Prospects—5.E Off-Balance Sheet Arrangements” of our annual report on Form 20-F and Note 24 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2019.

(4)

Toyota and certain of its subsidiaries regularly issue senior debt securities. For example, on April 12, 2019, April 21, 2019 and May 8, 2019, one of our subsidiaries issued U.S.$2.0 billion aggregate principal amount of senior notes, U.S.$1.025 billion aggregate principal amount of senior notes and U.S.$1.201 billion aggregate principal amount of asset backed securities, respectively, and on April 9, 2019, one of our subsidiaries issued EUR1.15 billion aggregate principal amount of senior notes. Issuances, redemptions, repurchases and repayments of debt securities by us or our subsidiaries from April 1, 2019 to the date hereof, other than the issuance of the notes, are not reflected in the table above.

(5)

Based on the exchange rate of ¥110.68 = U.S.$1.00, which was the noon buying rate in New York City for cable transfers in yen as certified for customs purposes by the Federal Reserve Bank of New York on March 29, 2019.

(6)

In May 2019, Toyota Motor Corporation paid a year-end dividend of ¥120 per common share, totalling ¥339.9 billion, to the holders of common shares of record as of March 31, 2019. In addition, in May 2019, Toyota Motor Corporation paid a year-end dividend of ¥105.5 per First Series Model AA Class Share, totalling ¥5.0 billion, to the holders of First Series Model AA Class Shares of record as of March 31, 2019.

(7)

On May 8, 2019, Toyota Motor Corporation announced that its board of directors authorized a repurchase of the company’s shares of common stock. Pursuant to this authorization, Toyota Motor Corporation may repurchase a maximum of 50 million shares of its common stock for a maximum aggregate purchase price of ¥300 billion during the period from May 15, 2019 to September 30, 2019. On June 5, 2019, Toyota Motor Corporation announced that, in the month of May 2019, it did not repurchase any shares of its common stock.

Except as stated above, there has been no material change in our capitalization or indebtedness since March 31, 2019.

SELECTED FINANCIAL AND OTHER INFORMATION

The tables below set forth our selected consolidated financial information as of and for each of the five fiscal years ended March 31, 2019, which is derived from our audited annual consolidated financial statements as of and for the same periods, prepared in accordance with U.S. GAAP and other supplemental information as of and for each of such five fiscal years. Our annual consolidated financial statements for the fiscal years ended March 31, 2017, 2018 and 2019 are included in our annual report on Form 20-F for the fiscal year ended March 31, 2019 filed with the SEC on June 21, 2019, which is incorporated by reference herein. The information presented below is qualified in its entirety by reference to the financial statements.

	Yen in millions, except share and per share data
	Year ended March 31,
	2015	2016	2017	2018	2019
Consolidated Statement of Income Data:
Automotive:
Revenues	25,062,129	25,977,416	25,081,847	26,397,940	27,079,077
Operating income	2,325,310	2,448,998	1,692,973	2,011,135	2,038,884
Financial Services:
Revenues	1,661,149	1,896,224	1,823,600	2,017,008	2,153,547
Operating income	361,833	339,226	222,428	285,546	322,821
All Other:
Revenues	1,255,791	1,177,387	1,321,052	1,646,118	1,676,377
Operating income	65,650	66,507	81,327	100,812	105,538
Elimination of intersegment:
Revenues	(744,548)	(647,909)	(629,306)	(681,556)	(683,320)
Operating income	(2,229)	(760)	(2,356)	2,369	302
Total Company:
Revenues	27,234,521	28,403,118	27,597,193	29,379,510	30,225,681
Operating income	2,750,564	2,853,971	1,994,372	2,399,862	2,467,545
Income before income taxes and equity in earnings of affiliated companies	2,892,828	2,983,381	2,193,825	2,620,429	2,285,465
Net income attributable to Toyota Motor Corporation	2,173,338	2,312,694	1,831,109	2,493,983	1,882,873
Net income attributable to Toyota Motor Corporation per common share (yen):
Basic	688.02	741.36	605.47	842.00	650.55
Diluted	687.66	735.36	599.22	832.78	645.11
Shares used in computing net income attributable to Toyota Motor Corporation per common share, basic (in thousands)	3,158,851	3,111,306	3,008,088	2,947,365	2,871,534
Shares used in computing net income attributable to Toyota Motor Corporation per common share, diluted (in thousands)	3,160,429	3,144,947	3,055,826	2,994,766	2,918,674

	Yen in millions, except numbers of vehicles sold data or as otherwise specified
	Year ended March 31,
	2015	2016		2017	2018	2019
Consolidated Balance Sheet Data (end of period):
Total Assets:	47,729,830	47,427,597		48,750,186	50,308,249	51,936,949
Short-term debt, including current portion of long-term debt	8,963,492	8,521,088		9,244,131	9,341,190	9,599,233
Long-term debt, less current portion	10,014,395	9,772,065		9,911,596	10,006,374	10,550,945
Toyota Motor Corporation shareholders’ equity	16,788,131	16,746,935		17,514,812	18,735,982	19,348,152
Common stock	397,050	397,050		397,050	397,050	397,050
Other Data:
Dividends per common share (yen)	200.0	210.0		210.0	220.0	220.0
Total shareholder return(1) (in billions)	924.6	1,287.2	(3)	1,082.4	1,200.1	1,186.7	(4)
Total return ratio(2)	42.5%	55.6	%(3)	59.1%	48.1%	63.0	%(4)
Number of vehicles sold
Japan	2,153,694	2,059,093		2,273,962	2,255,313	2,226,177
North America	2,715,173	2,839,229		2,837,334	2,806,467	2,745,047
Europe	859,038	844,412		924,560	968,077	994,060
Asia	1,488,922	1,344,836		1,587,822	1,542,806	1,684,494
Other(5)	1,755,037	1,593,758		1,347,182	1,391,731	1,327,017

Worldwide total	8,971,864	8,681,328		8,970,860	8,964,394	8,976,795

(1)

The sum of (a) the aggregate amount of dividends paid to the holders of common shares and the First Series Model AA Class Shares and (b) the aggregate value of common shares repurchased for the purpose of shareholder return on net income attributable to Toyota Motor Corporation for the fiscal year.

(2)	The ratio of total shareholder return to net income attributable to Toyota Motor Corporation.
(3)

The total shareholder return amount for fiscal 2016 excludes the aggregate value of common shares repurchased to avoid dilution of common shares in connection with the issuance of the First Series Model AA Class Shares.

(4)

Represents the maximum total shareholder return and total return ratio amounts for fiscal 2019. These amounts have been calculated by using, for the aggregate value of common shares repurchased for the purpose of shareholder return on net income attributable to Toyota Motor Corporation for the fiscal year, the sum of the actual such share repurchases as shareholder return on net income attributable to Toyota Motor Corporation for the first half of the fiscal year ended March 31, 2019, and the maximum such share repurchases as shareholder return on net income attributable to Toyota Motor Corporation for the second half of such fiscal year that were authorized by a resolution of the board of directors on May 8, 2019.

(5)	“Other” consists of Central and South America, Oceania, Africa and the Middle East, etc.

Other Financial Data

Adjusted EBITDA

	Yen in millions, except percentage
	Year ended March 31,
	2015	2016	2017	2018	2019
Net income	2,307,904	2,434,211	1,926,985	2,586,106	1,985,587
Adjusted EBITDA	4,159,639	4,479,808	3,605,322	4,133,895	4,259,920
Adjusted EBITDA (non-financial services)	3,235,534	3,445,480	2,716,407	3,124,325	3,175,405
Adjusted EBITDA (non-financial services) margin	12.6%	13.0%	10.5%	11.4%	11.3%
Net revenues (non-financial services)	25,643,508	26,581,102	25,845,453	27,448,165	28,133,676

Toyota presents Adjusted EBITDA as a supplemental measure of its performance. Toyota defines Adjusted EBITDA as operating income plus depreciation expenses, Adjusted EBITDA (non-financial services) as operating income plus depreciation expenses both of non-financial services, and Adjusted EBITDA (non-financial services) margin as Adjusted EBITDA (non-financial services) divided by aggregate net revenues from non-financial services. These measures have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of Toyota’s results as reported under U.S. GAAP.

Set forth below are reconciliations of Adjusted EBITDA and Adjusted EBITDA (non-financial services) to net income and net income (non-financial services), respectively:

	Yen in millions
	Year ended March 31,
	2015	2016	2017	2018	2019
Net income	2,307,904	2,434,211	1,926,985	2,586,106	1,985,587
Less: equity in earnings of affiliated entities	308,545	329,099	362,060	470,083	360,066
Provision for income taxes	893,469	878,269	628,900	504,406	659,944
Less: other income (expense)	142,264	129,410	199,453	220,567	(182,080)

Operating income	2,750,564	2,853,971	1,994,372	2,399,862	2,467,545
Depreciation expenses	1,409,075	1,625,837	1,610,950	1,734,033	1,792,375

Adjusted EBITDA	4,159,639	4,479,808	3,605,322	4,133,895	4,259,920

	Yen in millions
	Year ended March 31,
	2015	2016	2017	2018	2019
Net income (non-financial services)	2,071,179	2,210,483	1,774,660	2,064,634	1,757,765
Less: equity in earnings of affiliated entities (non-financial services)	306,749	327,167	360,130	467,718	357,527
Provision for income taxes (non-financial services)	763,445	752,248	562,452	738,763	580,031
Less: other income (expense) (non-financial services)	136,797	117,930	200,370	222,326	(161,608)

Operating income (non-financial services)	2,391,078	2,517,634	1,776,612	2,113,353	2,141,877
Depreciation expenses (non-financial services)	844,456	927,846	939,795	1,010,972	1,033,528

Adjusted EBITDA (non-financial services)	3,235,534	3,445,480	2,716,407	3,124,325	3,175,405

Free Cash Flow (Non-Financial Services)

	Yen in millions
	Year ended March 31,
	2015	2016	2017	2018	2019
Cash flows from operating activities (non-financial services)	2,878,338	3,268,293	2,564,310	2,917,887	2,707,336
Cash flows from investing activities (non-financial services)	(1,636,063)	(1,521,419)	(1,288,452)	(1,549,922)	(1,194,074)

Free cash flows (non-financial services)	1,242,275	1,746,874	1,275,858	1,367,965	1,513,262

Toyota presents free cash flows (non-financial services) as a supplemental measure of its ability to generate liquidity from its businesses other than financial services operations. Toyota defines free cash flows (non-financial services) as cash flows from operating activities in non-financial services, less cash flows from investing activities in non-financial services. These measures have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of Toyota’s cash flows as reported under U.S. GAAP. A reconciliation of free cash flows (non-financial services) to cash flows from operating activities in non-financial services is set forth above.

Total Liquid Assets (Non-Financial Services)

	Yen in billions
	As of March 31,
	2015	2016	2017	2018	2019
Liquid assets	9,936.0	10,570.2	10,749.5	10,803.4	10,365.0
Less: liquid assets (financial services)*	1,427.8	1,340.3	1,550.0	1,431.3	910.6

Total liquid assets (non-financial services)	8,508.2	9,229.9	9,199.5	9,372.1	9,454.4

*	After intersegment eliminations.

Toyota presents total liquid assets (non-financial services) as a supplemental measure of the liquidity of its businesses other than financial services. Toyota defines total liquid assets (non-financial services) as liquid assets (defined as cash and cash equivalents, time deposits, marketable debt securities and investments in monetary trust funds on a consolidated basis), less liquid assets attributable to our financial services business after intersegment eliminations. These measures have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of Toyota’s assets and liabilities as reported under U.S. GAAP. A reconciliation of total liquid assets (non-financial services) to liquid assets is set forth above.

DESCRIPTION OF THE NOTES

The following description of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of our senior debt securities set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” It is important for you to consider the information contained in this prospectus supplement and in the accompanying prospectus and any applicable free writing prospectus in making your investment decision with respect to the notes. Whenever a defined term is referred to but not defined in this section, the definition of that term is contained in the accompanying prospectus or in the Indenture (as described below).

When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Toyota Motor Corporation, excluding, unless the context otherwise requires or as otherwise expressly stated, any existing or future subsidiaries.

General

The 2022 notes, the 2024 notes and the 2029 notes will each constitute a series of senior debt securities to be issued under an indenture between us and The Bank of New York Mellon, as Trustee (the “Trustee”), dated as of July 20, 2018, as amended or supplemented from time to time (the “Indenture”). The Indenture is qualified under the U.S. Trust Indenture Act of 1939, as amended. The Indenture is more fully described in the accompanying prospectus. Copies of the Indenture and any amendments or supplements thereto will be available upon request at the offices of the Trustee during normal office hours (between 9:00 am and 3:00 pm).

We will issue the notes in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. The notes of each series will be represented by one or more registered notes in global form without coupons deposited with a custodian and registered in the name of DTC or its nominee, in each case for credit to the accounts of direct and indirect participants, including Euroclear and Clearstream.

The notes will not be redeemable prior to maturity, except as set forth below under “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus, and will not be subject to any sinking fund.

The notes will constitute our direct, unconditional, unsecured and unsubordinated general obligations and will at all times rank pari passu without any preference among themselves and with all our other unsecured obligations, other than our subordinated obligations and except for statutorily preferred obligations.

The Indenture does not and the notes will not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including other senior indebtedness (other than as set forth below under “—Negative Pledge”), or the issuance or repurchase of our securities. The Indenture does not and the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of us.

Principal, Maturity and Interest

We expect to issue one or more series of senior fixed rate notes in the initial aggregate principal amount(s) and with the maturity date(s) set forth in the applicable pricing term sheet and described on the cover page and under “Summary—The Offering.”

Interest on the notes of each series will accrue at the rate per annum, and from the date, set forth in the applicable pricing term sheet and described on the cover page and under “Summary—The Offering.” We will pay interest on the notes of each series semiannually in arrears, on January 2 and July 2 of each year, beginning on January 2, 2020, to the persons in whose names the notes of each series are registered as of the close of business on December 23 and June 22 of each year (whether or not a business day) immediately preceding the relevant interest payment date. Interest on the notes will be paid to but excluding the relevant interest payment date. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). We will pay the principal of and interest on the notes of each series in U.S. dollars or in such other coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

All payments in respect of the notes will be subject in all cases to any applicable fiscal laws or other laws and regulations, and, except as described in “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus, no additional amounts will be payable as a result of the withholding or deduction of any taxes or duties of whatever nature imposed or levied as a result of such laws or regulations.

The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in New York City or in Tokyo are authorized generally or obligated by law, regulation or executive order to be closed.

Optional Tax Redemption

We have the option to redeem the notes prior to maturity in the event of certain changes in tax laws or regulations and certain other conditions are met. See “Description of Senior Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

Negative Pledge

So long as any of the notes remain outstanding, we may not create or permit to subsist any Lien (as defined below) on any of our property, assets or revenues, present or future, to secure, for the benefit of the holders of Public External Indebtedness (as defined below), payment of any sum owing in respect of any such Public External Indebtedness, any payment under any guarantee of any such Public External Indebtedness or any payment under any indemnity or other like obligation relating to any such Public External Indebtedness, unless contemporaneously therewith effective provision is made to secure the outstanding notes equally and ratably with such Public External Indebtedness with a similar Lien on the same property, assets or revenues securing such Public External Indebtedness for so long as such Public External Indebtedness are secured by such Lien. Notwithstanding the foregoing, this restriction will not apply to Liens on money paid to or money or securities deposited by us with a fiscal agent, trustee or depository to pay, defease or discharge in full over time our obligations in respect of other Public External Indebtedness (provided that such money or securities so paid or deposited, and the proceeds therefrom, will be sufficient to pay or discharge such obligations in full).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset and any other right of or arrangement with any creditor to have its claims satisfied out of any property or assets, or the proceeds therefrom, prior to any general creditor of the owner thereof.

“Public External Indebtedness” means any bonds, debentures, notes or any other similar investment securities evidencing our indebtedness for borrowed money, or guarantees thereof, which (a) either (i) by their terms are payable, or confer a right to receive payment, in any currency other than Japanese yen or (ii) are denominated in Japanese yen and more than 50% of the aggregate principal amount thereof is initially distributed outside of Japan by or with our authorization; and (b) are, are capable of being or are intended to be, quoted, listed, ordinarily dealt in or traded on a stock exchange or over-the-counter or other securities market outside Japan.

Events of Default and Remedies

Holders of the notes will have certain rights if an event of default occurs. You should read the information under the heading “Description of Senior Debt Securities—Events of Default under the Indenture” in the accompanying prospectus.

Methods of Receiving Payments

The principal of, and interest and additional amounts on, the notes represented by the global certificates will be payable in U.S. dollars. Subject to the terms of the Indenture, the paying agent will hold all sums received by it for the payment of the principal and interest on the notes. We will cause the paying agent to pay such amounts received by it, on the dates payment is to be made, directly to DTC.

Trustee, Paying Agent, Transfer Agent and Registrar

The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York, 10286, U.S.A., will initially act as trustee, paying agent, transfer agent and registrar for the notes. We may change the paying agent, transfer agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent, transfer agent or registrar.

Governing Law

The notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

Book Entry, Delivery and Form

The notes will be represented by one or more global certificates. The global certificates will be deposited upon issuance with Cede & Co., as nominee for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of direct or indirect participants, including Clearstream and Euroclear.

Except as otherwise described in this prospectus supplement or the accompanying prospectus, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interests in the global notes for notes in certificated form except in limited circumstances. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

It is expected that delivery of the notes will be made against payment for the notes on the date set forth in the applicable pricing term sheet and described on the cover page and under “Summary—The Offering.”

Clearance and Settlement

The notes have been accepted for clearance through DTC, Euroclear and Clearstream.

TAXATION

The following is a general description of certain aspects of Japanese and U.S. federal income taxation applicable to the notes. It does not purport to be a comprehensive description of the tax aspects of the notes. Prospective purchasers should note that, although the general tax information on Japanese and United States taxation is described hereunder for convenience, the statements below are general in nature and not exhaustive.

Prospective purchasers are advised to consult their own legal, tax, accountancy or other professional advisers in order to ascertain their particular circumstances regarding taxation. The statements below are based on current tax laws and regulations in Japan and the United States and applicable income tax treaties executed by Japan and the United States all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this document are to be regarded as advice on the tax position of any beneficial owner of the notes or any person purchasing, selling or otherwise dealing in the notes or any tax implication arising from the purchase, sale or other dealings in respect of the notes.

Japanese Taxation

The Notes

The notes do not fall under the concept of so-called “taxable linked bonds” as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation, i.e., bonds of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order No. 43 of 1957, as amended (the “Cabinet Order”), under the Act on Special Measures Concerning Taxation) relating to the issuer of the notes or a specially-related person of the issuer.

Representation by Investor upon Distribution

By subscribing to the notes, an investor will be deemed to have represented that it is a beneficial owner that is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the issuer or (ii) a Designated Financial Institution, as defined below. The notes are not as part of the distribution by the underwriters under the applicable underwriting agreement at any time to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is described in (i) or (ii) above.

Interest Payments on Notes and Redemption Gain or Redemption Loss

The following description of Japanese taxation (limited to national taxes) applies exclusively to interest on the notes and the redemption gain or redemption loss, meaning any positive or negative difference between the acquisition price of the interest-bearing notes of the holder and the amount which the holder receives upon redemption of such interest-bearing notes (the “Redemption Gain” or the “Redemption Loss”, as the case may be), where such notes are issued by the issuer of the notes outside Japan and payable outside Japan. In addition, the following description assumes that only global notes are issued for the notes, and no definitive notes and coupons that are independently traded are issued, in which case different tax consequences may apply. It is not intended to be exhaustive and prospective purchasers are recommended to consult their tax advisers as to their exact tax position.

1. Non-resident Investors

If the recipient of interest on the notes or of the Redemption Gain with respect to such interest-bearing notes is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the issuer. Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the issuer, income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes under Japanese tax law.

1.1. Interest

(1) If the recipient of interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of the interest on the notes is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, if certain requirements are complied with, inter alia:

(i)

if the relevant notes are held through certain participants in an international clearing organization such as DTC or certain financial intermediaries prescribed by the Act on Special Measures Concerning Taxation and the Cabinet Order (each such participant or financial intermediary, a Participant), the requirement that such recipient provide, at the time of entrusting a Participant with the custody of the relevant notes, certain information prescribed by the Cabinet Order (together with the Act on Special Measures Concerning Taxation and the ministerial ordinance and other regulations thereunder (the “Law”)) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted (the “Interest Recipient Information”), and advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a specially-related person of the issuer), and that the issuer of the notes prepare and file a certain confirmation prescribed by the Law (an “Interest Recipient Confirmation”) with the competent local tax office in a timely manner based upon the Interest Recipient Information communicated through the Participant and the relevant clearing organization; and

(ii)

if the relevant notes are not held by a Participant, the requirement that such recipient submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (the “Written Application for Tax Exemption”), together with certain documentary evidence, and that the issuer of the notes file the Written Application for Tax Exemption so received with the competent local tax office in a timely manner.

Failure to comply with such requirements described above (including the case where the Interest Recipient Information is not duly communicated as required under the Law) will result in the withholding by the issuer of the notes of income tax at the rate of 15.315% of the amount of such interest.

(2) If the recipient of interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of interest is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such interest will not be subject to a 15.315% withholding tax by the issuer of the notes, if the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Written Application for Tax Exemption as set out in paragraph 1.1(1) are complied with. Failure to do so will result in the withholding by the issuer of the notes of income tax at the rate of 15.315% of the amount of such interest. The amount of such interest will be subject to regular income tax or corporate tax, as appropriate.

(3) Notwithstanding paragraphs 1.1(1) and (2), if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a person who has a special relationship with the issuer of the notes (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, the issuer of the notes) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation (such person is referred to as a specially-related person of the issuer) as of the beginning of the fiscal year of the issuer of the notes in which the relevant interest payment date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes. If such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise by way of withholding, could apply to such interest under Japanese tax law.

(4) If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a specially-related person of the issuer) is subject to Japanese withholding tax with respect to interest on the notes under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. As of the date of this prospectus supplement, Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10% with, inter alia, Australia, Belgium, Canada, Finland, France, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Switzerland and the United States. Under the tax treaties between Japan and the United Kingdom, Denmark, Germany, Austria or Sweden, interest paid to qualified United Kingdom, Danish, German, Austrian or Swedish residents is generally exempt from Japanese withholding tax. Japan has also signed amendments to existing tax treaties with the United States, Spain and Belgium generally exempting interest from Japanese withholding tax (for Belgium, only for a Belgian enterprise); however, these amendments have not yet entered into force. Under the current income tax treaty between Japan and the United States, certain limited categories of qualified United States residents receiving interest on the notes may, subject to compliance with certain procedural requirements under Japanese law, be fully exempt from Japanese withholding tax on payments of interest on the notes. Under the income tax treaties with France, Australia, the Netherlands and Switzerland, similar exemptions to those provided in the current income tax treaty between Japan and the United States will be available (provided that no exemption will apply to pension funds in the case of Australia). In order to enjoy such reduced rate of, or exemption from, Japanese withholding tax under any applicable income tax treaty, individual non-residents of Japan or non-Japanese corporations which are entitled, under any applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax on payment of interest by the issuer of the notes are required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest (as well as any other required forms and documents) in advance through the issuer of the notes to the relevant tax authority before payment of interest.

(5) Under the Law, if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the notes becomes a specially-related person of the issuer, or an individual non-resident of Japan or a non-Japanese corporation that is a specially-related person of the issuer becomes a beneficial owner of the notes, and, if such notes are held through a Participant, then such individual non-resident of Japan or non-Japanese corporation should notify the Participant of such change in status by the immediately following interest payment date of the notes. As described in paragraph 1.1(3) above, as the status of such individual non-resident of Japan or non-Japanese corporation as a specially-related person of the issuer for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of the issuer in which the relevant interest payment date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific interest payment date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a specially-related person of the issuer.

1.2. Redemption Gain or Redemption Loss

(1) If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of such Redemption Gain is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no income tax or corporate tax is payable by way of withholding or otherwise with respect to such Redemption Gain. If there is any Redemption Loss, such Redemption Loss will be disregarded for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

(2) If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Redemption Gain is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such Redemption Gain will not be subject to any withholding tax but will be subject to regular income tax or corporate tax, as appropriate. If there is any Redemption Loss, such Redemption Loss may be taken into account in computing the net taxable income, if any, for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

(3) Notwithstanding paragraphs 1.2(1) and (2), if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a specially-related person of the issuer as of the beginning of the fiscal year of the issuer of the notes in which such individual non-resident of Japan or non-Japanese corporation acquired such notes, the Redemption Gain will not be subject to withholding tax but will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan; provided that an exemption may be available under the relevant income tax treaty. If there is any Redemption Loss, such Redemption Loss may be taken into account in computing the net taxable income, if any, for purposes of regular income tax or corporate tax, as appropriate, of the recipient.

2. Resident Investors

If the recipient of interest on the notes is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a specially-related person of the issuer, in addition to any applicable local tax, income tax will be withheld at the rate of 15.315% of the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for (i) a Designated Financial Institution which complies with the requirement for tax exemption under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation, or (ii) a Public Corporation, etc., as defined below, or a Specified Financial Institution, as defined below, to which such interest is paid through the Japanese Custodian, as defined below, in compliance with the requirement for tax exemption under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation.) In addition to the withholding tax consequences upon resident investors as explained in this section 2, resident investors should consult their own tax advisors regarding income tax or corporate tax consequences other than by way of withholding, including the treatment of the Redemption Loss, bearing in mind, especially for individual residents of Japan, the change to the taxation regime of bonds which took effect on January 1, 2016.

2.1. Interest

(1) If an individual resident of Japan or a Japanese corporation (other than a Specified Financial Institution or a Public Corporation etc. who complies with the requirement as referred to in paragraph 2.1(2)) receives payments of interest on the notes through certain Japanese payment handling agents, each a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the Japanese Payment Handling Agent rather than by the issuer of the notes. As the issuer of the notes is not in a position to know in advance the recipient’s status, the recipient of interest falling within this category should inform the issuer of the notes through a paying agent of its status in a timely manner. Failure to so inform may result in double withholding.

(2) If the recipient of interest on the notes is a Japanese public corporation or a Japanese public-interest corporation designated by the relevant law (a “Public Corporation etc.”) or a Japanese bank, a Japanese insurance company, a Japanese financial instruments business operator or other Japanese financial institution falling under certain categories prescribed by the relevant Cabinet Order under Article 3-3, Paragraph (6) of the Act on Special

Measures Concerning Taxation (each, a “Specified Financial Institution”) that keeps its notes deposited with, and receives the interest through, a Japanese Payment Handling Agent with custody of the notes (the “Japanese Custodian”), and such recipient submits through such Japanese Custodian to the competent tax authority the report prescribed by the Law, no withholding tax is levied on such interest. However, since the issuer of the notes is not in a position to know in advance the recipient’s such tax exemption status, the recipient of interest falling within this category should inform the issuer of the notes through a paying agent of its status in a timely manner. Failure to so notify the issuer of the notes may result in the withholding by the issuer of the notes of a 15.315% income tax.

(3) If an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described in paragraph 2.1(4)) receives interest on the notes not through a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the issuer of the notes.

(4) If a Japanese bank, Japanese insurance company, Japanese financial instruments business operator or other Japanese financial institution falling under certain categories prescribed by the Cabinet Order under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation, each, a Designated Financial Institution, receives interest on the notes not through a Japanese Payment Handling Agent and the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Written Application for Tax Exemption as referred to in paragraph 1.1(1) are complied with, no withholding tax will be imposed.

2.2. Redemption Gain

If the recipient of the Redemption Gain is an individual resident of Japan or a Japanese corporation, such Redemption Gain will not be subject to any withholding tax.

3. Special Additional Tax for Reconstruction from the Great East Japan Earthquake

Due to the imposition of a special additional withholding tax of 0.315% (or 2.1% of 15%) to secure funds for reconstruction from the Great East Japan Earthquake of March 11, 2011, the withholding tax rate has been effectively increased to 15.315% during the period beginning on January 1, 2013 and ending on December 31, 2037. On or after January 1, 2038, all references to the tax rate of 15.315% in the foregoing descriptions will read 15%. There is also certain special additional tax imposed upon regular income tax due other than by way of withholding for individual non-residents of Japan, as referred to in the foregoing descriptions, for the period mentioned above.

Capital Gains, Stamp Tax and Other Similar Taxes, Inheritance and Gift Taxes

Gains derived from the sale of notes outside Japan by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan are, in general, not subject to Japanese income tax or corporate tax.

No stamp, issue, registration or similar taxes or duties will, under current Japanese law, be payable in Japan by holders of the notes in connection with the issue of the notes, nor will such taxes be payable by holders of the notes in connection with their transfer if such transfer takes place outside Japan.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual, wherever resident, who has acquired notes from another individual as legatee, heir or donee.

Material U.S. Federal Income Tax Considerations

The following is a description of material U.S. federal income tax consequences of the ownership and disposition of the notes by the U.S. Holders described below, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire notes. This discussion applies to you only if you are a U.S. Holder who purchases notes of a series pursuant to this offering at the “issue price,” which is the first price at which a substantial amount of the notes of that series is sold to the public (not including bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers), and who holds the notes as capital assets for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and differing tax consequences that may be applicable to you if you are, for instance:

•	a bank and certain other financial institution;

•	an insurance company;

•	a regulated investment company or real estate investment trust;

•	a retirement plan;

•	a dealer in securities or foreign currencies;

•	a trader in securities that uses a mark-to-market method of tax accounting;

•	holding notes as part of a “straddle,” hedging, conversion or integrated transaction;

•	a person whose functional currency is not the U.S. dollar;

•	a U.S. expatriate;

•

a person subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an “applicable financial statement” (as defined in section 451 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	a partnership (or any other entity or arrangement treated as a partnership) for U.S. federal income tax purposes or a partner therein; or

•	a tax-exempt entity.

If you are a partnership (or any other entity or arrangement treated as a partnership) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership owning notes or a partner in such partnership, you should consult your tax adviser as to your particular U.S. federal income tax consequences of owning and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions, Treasury regulations, and the income tax treaty between the United States and Japan (the “Treaty”), changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, potentially with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any manner discussed herein. This summary does not address state, local or non-U.S. tax consequences, U.S. federal estate or gift tax consequences or any consequences other than U.S. federal income tax consequences.

If you are considering the purchase of notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You are a U.S. Holder if you are, for U.S. federal income tax purposes, a beneficial owner of a note and:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (b) for which an election is in effect under current Treasury regulations to be treated as a U.S. person.

Interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest paid on a note will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. The amount of interest taxable as ordinary income will include amounts, if any, withheld in respect of Japanese taxes and any additional amounts paid with respect thereto as described under “Description of Senior Debt Securities—Taxation and Additional Amounts” in the accompanying prospectus. See “—Japanese Taxation—The Notes—Interest Payments on Notes and Redemption Gain—1. Non-resident Investors” for a discussion of the requirements for obtaining an exemption from Japanese withholding tax.

Interest will constitute foreign source income for U.S. federal income tax purposes, and will constitute either “passive category income” or “general category income” for foreign tax credit purposes. Subject to applicable limitations, some of which vary depending upon your particular circumstances, any Japanese income taxes withheld from interest payments on a note (at a rate not exceeding any applicable rate under the Treaty) may be creditable against your U.S. federal income tax liability. Any Japanese withholding taxes on interest payments will not be creditable to the extent that the Japanese tax can be reduced, eliminated or refunded under Japanese law or the Treaty. The rules governing foreign tax credits are complex, and you should consult your tax adviser regarding the availability of foreign tax credits in your particular circumstances. Instead of claiming a credit, subject to applicable limitations, you may elect to deduct foreign taxes (if any) in computing your taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “—Interest” above. Your tax basis in a note will generally equal the amount you paid for such note.

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate taxpayers (including individuals) are eligible to be taxed at rates lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Gain or loss generally will be U.S. source for purposes of computing your foreign tax credit limitation.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or, if required, you provide proof of an applicable exemption. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Holders are required to report information to the IRS with respect to their ownership of “specified foreign financial assets,” which generally will include the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. Holders who fail to report required information could become subject to substantial penalties. You should consult your tax adviser regarding your reporting obligations with respect to the notes.

UNDERWRITING

J.P. Morgan Securities LLC, BofA Securities, Inc., and BNP Paribas Securities Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement dated June 25, 2019, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amounts of the notes set forth opposite its name below.

Underwriter	Principal Amount of the 2022 notes		Principal Amount of the 2024 notes		Principal Amount of the 2029 notes
J.P. Morgan Securities LLC	U.S.$	250,000,000	U.S.$	250,000,000	U.S.$	250,000,000
BofA Securities, Inc.		200,000,000		200,000,000		200,000,000
BNP Paribas Securities Corp.		50,000,000		50,000,000		50,000,000

Total	U.S.$	500,000,000	U.S.$	500,000,000	U.S.$	500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer each series of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering, the public offering prices, concessions or any other term of the offering may be changed.

The expenses of the offering, including the SEC registration fee, printing expenses and fees and expenses of our legal and accounting advisors as well as the trustee but not including the underwriting commissions, are estimated approximately at U.S.$1.5 million and are payable by us. We have agreed to reimburse the underwriters for certain legal and other expenses in connection with this offering.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about July 2, 2019, which will be the fifth New York business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period commencing on the date hereof and ending the closing date of this offering, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of, any other U.S. dollar-denominated senior debt securities or securities exchangeable for or convertible into U.S. dollar-denominated senior debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters and/or any person acting on behalf thereof may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters and/or any person acting on behalf thereof of a greater principal amount of the notes than they are required to purchase from us in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and may publish or express independent research views in respect of such securities or financial instruments, or in respect of assets, currencies or commodities that may be related to our business, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities, instruments, assets, currencies or commodities.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the FIEA and are subject to the Act on Special Measures Concerning Taxation. Each of the underwriters has represented and agreed that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, notes in Japan or to, or for the benefit of, any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and government guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not, as part of its distribution pursuant to the underwriting agreement dated the date hereof at any time, directly or indirectly offer or sell notes to, or for the benefit of, any person other than a beneficial owner that is (a) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with us as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation or (b) a Japanese financial institution, designated in Article 6, Paragraph 9 of the Act on Special Measures Concerning Taxation.

Notice to Prospective Investors in European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United

Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the prospectus supplement being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or in the underwriters’ possession for the purposes of this offering or will be issued or in the underwriters’ possession for the purposes of this offering in Hong Kong or elsewhere other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under exemptions provided in the Securities and Futures Act, Chapter 289 of Singapore, or SFA for offers made (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA and in accordance with the conditions specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)

to an institutional investor (as defined in Section 4A of the SFA) or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

By accepting this prospectus supplement and (where applicable) the notes, the person into whose possession this prospectus supplement comes agree to be bound by the limitations and restrictions set out above.

The offer or intended offer or sale, or invitation for subscription or purchase, of the notes does not relate to a collective investment scheme which is authorized under Section 286 of the SFA or recognized under Section 287 of the SFA.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended March 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Aarata LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers Aarata LLC’s address is JR Central Towers 38th Floor, 1-1-4 Meieki, Nakamura-ku, Nagoya-shi, Aichi 450-6038, Japan.

LEGAL MATTERS

The validity of the notes with respect to United States federal law and New York State law will be passed upon for us by Shearman & Sterling LLP, our United States counsel, and for the underwriters by Davis Polk & Wardwell LLP, United States counsel for them. Nagashima Ohno & Tsunematsu, our Japanese counsel, will pass upon certain legal matters as to Japanese law for us.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2019, filed on June 21, 2019 (File Number 001-14948).

All subsequent documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any Form 6-K subsequently furnished to the SEC specifying that it is being incorporated by reference into this prospectus supplement shall be deemed to be incorporated by reference. All such documents so incorporated by reference shall become a part of this prospectus supplement on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any document that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi Prefecture 471-8571, Japan

Attention: Financial Reporting Department, Accounting Division

Telephone number: +81-565-28-2121

Except as described above, no other information is incorporated by reference in this prospectus supplement, including, without limitation, information on our internet site at http://www.toyota-global.com.

You may obtain a copy of any audited annual consolidated financial statements and any unaudited interim consolidated financial statements published by us subsequently to the date of this prospectus supplement on our internet site at http://www.toyota-global.com.

PROSPECTUS

TOYOTA MOTOR CORPORATION

SENIOR DEBT SECURITIES

By this prospectus, Toyota Motor Corporation may offer and sell senior debt securities from time to time in one or more offerings.

This prospectus provides you with a general description of the senior debt securities Toyota Motor Corporation may offer and the manner in which they will be offered and sold.

Each time senior debt securities are sold using this prospectus, Toyota Motor Corporation will provide a supplement to this prospectus that contains specific terms of the senior debt securities and describes the specific manner in which the senior debt securities will be offered and sold. The supplement may also add, update or change information contained in this prospectus. Before you invest in any of these senior debt securities, you should carefully read this prospectus and any applicable supplement, including documents incorporated by reference herein or therein.

The senior debt securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The applicable prospectus supplement will contain information, where applicable, as to any listing on any securities exchange of the senior debt securities covered by the prospectus supplement.

Investing in the senior debt securities involves risk. See “Item 3. Key Information—3.D Risk Factors” in Toyota Motor Corporation’s most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) and any additional risk factors included in the applicable prospectus supplement under the heading “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these senior debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the senior debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the senior debt securities which we may offer. Each time we sell senior debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the senior debt securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or conflicts with, the information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus that we authorize to be delivered to you together with additional information described under the heading “Where You Can Find More Information” beginning on page 30 of this prospectus before purchasing any of our senior debt securities.

We have not authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor will we make, an offer to sell senior debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any day other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus and any supplement to this prospectus to “Toyota,” “we,” “us,” “our” and similar terms refer to Toyota Motor Corporation and its consolidated subsidiaries, as a group. We use the word “you” to refer to prospective investors in the senior debt securities.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus and any prospectus supplement, when we refer to “dollars,” “U.S.$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus contains a translation of certain yen amounts into dollars solely for your convenience. However, these translations should not be construed as representations that the yen amounts have been, could have been or could be converted into dollars at that or any other rate or at all.

Certain monetary amounts, ratios and percentage data included in this prospectus have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Our fiscal year end is March 31. References to years not specified as being fiscal years are to calendar years.

In this prospectus, all of our financial information is presented on a consolidated basis, unless we state otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Written forward-looking statements may appear in documents filed with the SEC, including this prospectus and any prospectus supplement, documents incorporated by reference, reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. We rely on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding our current intent, belief, targets or expectations or those of our management . In many, but not all cases, we use words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would” and similar expressions, as they relate to us or our management, to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements, which include statements contained in “Item 3. Key Information—3.D Risk Factors,” “Item 4. Information on the Company—4.B Business Overview,” “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure about Market Risk” of our most recent annual report on Form 20-F, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

RISK FACTORS

Investing in our senior debt securities involves risk. Before you decide to invest in our senior debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference in this prospectus.

Please see “Where You Can Find More Information” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Toyota’s consolidated ratio of earnings to fixed charges for the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference herein.

	Year ended March 31,

	2014	2015	2016	2017	2018
Ratio of earnings to fixed charges	9.25	9.75	9.21	7.70	7.86

In calculating the ratio of earnings to fixed charges, we used the following definitions:

The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

TOYOTA MOTOR CORPORATION

Toyota Motor Corporation is a limited liability, joint stock company incorporated under the Commercial Code of Japan and continues to exist under the Companies Act of Japan (the “Companies Act”). We originally commenced operations in 1933 as the automobile division of Toyota Industries Corporation (formerly, Toyoda Automatic Loom Works, Ltd.) and became a separate company in August 1937. In 1982, Toyota Motor Company and Toyota Motor Sales merged into one company to form Toyota Motor Corporation. As of March 31, 2018, we operated through 606 consolidated subsidiaries (including variable interest entities) and 199 affiliated companies, of which 57 companies were accounted for through the equity method.

For further information, see “Item 4. Information on the Company” of our most recent annual report on Form 20-F.

OFFERING INFORMATION

We may sell an indeterminate amount of senior debt securities from time to time through negotiated transactions with underwriters or with other persons, through a combination of such methods of sale or otherwise, including private sales. See “Plan of Distribution.” We may sell senior debt securities at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between us and underwriters, brokers, dealers or agents, or purchasers.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of March 31, 2018. You should read this table together with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

Yen in millions

As of March 31, 2018
Short-term debt:
Short-term borrowings(1)	5,154,913
Current portion of long-term debt	4,186,277

Long-term debt:
Long-term debt(1),(2),(3)	10,006,374

Total indebtedness	19,347,564

Mezzanine equity:
Model AA Class Shares
authorized—150,000,000 shares
issued—47,100,000 shares	491,974

Equity:
Common stock:
authorized—10,000,000,000 shares
issued—3,262,997,492 shares	397,050
Additional paid-in capital	487,502
Retained earnings	19,473,464
Accumulated other comprehensive income	435,699
Treasury stock, at cost—353,073,500 shares	(2,057,733)
Total Toyota Motor Corporation shareholders’ equity	18,735,982

Noncontrolling interests	694,120

Total shareholders’ equity	19,430,102

Total indebtedness, mezzanine equity and shareholders’ equity	38,777,666

(1)	As of March 31, 2018, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.
(2)

For a discussion of long-term debt that is secured as of March 31, 2018, see Note 12 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2018.

(3)

Toyota enters into certain guarantee contracts with its dealers to guarantee customers’ payments of their installment payables that arise from installment contracts between customers and Toyota dealers, as and when requested by Toyota dealers. For a discussion of guarantees extended by us as of March 31, 2018, see “Item 5. Operating and Financial Review and Prospects—5.E Off-Balance Sheet Arrangements” of our annual report on Form 20-F and Note 24 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2018.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of senior debt securities offered by us will be used for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following is a summary of certain general terms and provisions of the senior debt securities that we may offer from time to time under this prospectus. The specific terms and provisions of a particular series of senior debt securities to be offered, and the extent, if any, to which the general terms and provisions summarized below apply to such securities, will be described in an applicable prospectus supplement or free writing prospectus that we authorize to be delivered in connection with such offering. If there is any inconsistency between the general terms and provisions presented here and those in the applicable prospectus supplement or free writing prospectus, those in the applicable prospectus supplement or free writing prospectus will apply.

Because this section is a summary, it does not describe every aspect of the senior debt securities. It is qualified in its entirety by the provisions of the Indenture (as described below) and the senior debt securities, forms of which have been filed as exhibits to the registration statement of which this prospectus is part. You should refer to those documents for additional information.

When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Toyota Motor Corporation, excluding, unless the context otherwise requires or as otherwise expressly stated, any existing or future subsidiaries.

General

The senior debt securities will be issued under a senior indenture (the “Indenture”), to be entered into between us and The Bank of New York Mellon, as Trustee (the “Trustee”), upon the initial issuance of senior debt securities. Pursuant to the Indenture, senior debt securities may be issued in one or more series established from time to time by or pursuant to a board resolution and set forth in an officer’s certificate or in one or more supplemental indentures. The term “Indenture,” as used herein may, depending on the context, refer to such indenture, as amended or supplemented, in relation to a particular series of senior debt securities.

The Indenture will provide that we may issue senior debt securities up to an aggregate principal amount as we may authorize from time to time. The Indenture will not limit the amount of senior debt securities that we may issue. The Indenture also will not limit our ability to enter into a highly leveraged transaction and does not provide holders of the senior debt securities with any special protection in the event of such a transaction.

The senior debt securities of each series will constitute our direct, unconditional, unsecured and unsubordinated general obligations and will at all times rank pari passu without any preference among themselves and with all our other unsecured obligations, other than our subordinated obligations and except for statutorily preferred obligations.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement or free writing prospectus will specify, if applicable, the following terms of and other information relating to any particular series of senior debt securities being offered:

•	the issue date of the senior debt securities;

•	the title and type of the senior debt securities;

•	the aggregate principal amount of the senior debt securities being issued;

•	the issue price of the senior debt securities;

•	the denominations in which the senior debt securities will be issuable;

•	the currency in which the senior debt securities are denominated and/or in which principal, or premium, if any, and interest, is payable;

•	the date or dates on which the principal of and premium on, if any, the senior debt securities is payable, if any;

•	the rate or rates (which may be fixed or variable) at which the senior debt securities will bear interest, or the manner of calculating such rate or rates, if applicable;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates, and the basis upon which interest will be calculated;

•

if the amount of principal of, or premium or interest on, the senior debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	the manner in which and the place or places where principal, or premium, if any, and interest will be payable;

•	any conversion or exchange features of the senior debt securities;

•

the circumstances under which we will pay additional amounts on the senior debt securities for any tax, assessment or governmental charge withheld or deducted, if different from the provisions set forth in this prospectus;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which the senior debt securities may be repurchased, redeemed, repaid or prepaid in whole or in part, at our option;

•

the circumstances, if any, under which the holders of the senior debt securities may demand repayment of the senior debt securities prior to the stated maturity date and the terms and conditions thereof;

•	the identity of any agents for the senior debt securities, including trustees, depositaries, authenticating, calculating or paying agents, transfer agents or registrars of any series;

•	any restrictions applicable to the offer, sale or delivery of the senior debt securities;

•	any provisions for the discharge of our obligations relating to the senior debt securities, if different from the provisions set forth in this prospectus;

•	any U.S. federal or Japanese tax considerations that are material to the holders of the senior debt securities;

•	the listing, if any, of the senior debt securities on a securities exchange;

•	if the senior debt securities will be issued other than in book-entry form;

•

the terms and conditions under which we will be able to “reopen” a previous issue of a series of senior debt securities and issue additional senior debt securities of that series if different from the provisions set forth in this prospectus; and

•	any other specific terms or conditions applicable to a particular series of senior debt securities being offered, which shall not be inconsistent with the provisions of the Indenture.

The senior debt securities may be issued as original issue discount senior debt securities. Original issue discount senior debt securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to any material income tax, accounting, and other special considerations applicable to original issue discount senior debt securities.

Events of Default under the Indenture

The Indenture will provide holders of our senior debt securities with remedies if we fail to perform specific obligations, such as making payments on the senior debt securities, or if we become subject to certain bankruptcy, insolvency or similar proceedings. The Indenture permits the issuance of senior debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default will be defined under the Indenture, with respect to any series of senior debt securities issued under that Indenture, as the occurrence and continuation of any one or more of the following events, each of which we refer to in this prospectus as an event of default:

•	we fail to pay principal of or premium, if any, on the senior debt securities of such series, when such principal or premium is due and payable;

•	we default for more than 30 days in the payment of interest on the senior debt securities of such series;

•

we default in the performance or observance of any covenant, condition or provision set forth in the Indenture or otherwise applicable to such series of senior debt securities for a period of 90 days after receipt of notice from the Trustee, or from the holders of not less than 25% in aggregate principal amount of the then outstanding senior debt securities of such series, of such default;

•

we (i) become bound as a consequence of acceleration due to a default by us to repay prematurely indebtedness for borrowed money with a total outstanding principal amount of $100,000,000 (or its equivalent in any other currency or currencies) or greater contracted or incurred by us, (ii) have defaulted in the repayment of any such indebtedness contracted or incurred by us at the later of its maturity or the expiration of any applicable grace period or (iii) have failed to pay when properly called on to do so any guarantee contracted or incurred by us of such indebtedness; provided, however, that if any such default is cured by us, or is waived by the holders of such indebtedness, in each case as may be permitted under the terms of such indebtedness, then such event of default shall be deemed to have been thereupon cured or waived;

•

a decree or order by any court having jurisdiction shall have been issued in an involuntary proceeding adjudging us bankrupt or insolvent or approving a petition seeking reorganization under the Bankruptcy Act of Japan (Act No. 75 of 2004, as amended, the “Bankruptcy Act”), the Civil Rehabilitation Act of Japan (Act No. 225 of 1999, as amended, the “Civil Rehabilitation Act”), the Corporate Reorganization Act of Japan (Act No. 154 of 2002, as amended, the “Corporate Reorganization Act”), the Companies Act of Japan (Act No. 86 of 2005, as amended, the “Companies Act”) or any other similar applicable law of Japan, and such decree or order shall have continued undischarged or unstayed for a period of 90 days;

•

a decree or order of a court having jurisdiction shall have been issued for the appointment of a receiver or liquidator or trustee or assignee in our bankruptcy or insolvency, of all or substantially all of our property or for the winding-up or liquidation of our affairs, and such decree or order shall have continued undischarged or unstayed for a period of 90 days;

•

we shall have instituted voluntary proceedings seeking adjudication of bankruptcy or seeking reorganization under the Bankruptcy Act, the Civil Rehabilitation Act, the Corporate Reorganization Act, the Companies Act or any other similar applicable law of Japan, or shall consent to the institution of any such proceedings or shall have consented to the appointment of a receiver or liquidator or trustee or assignee in our bankruptcy or insolvency or of all or substantially all of our property, or an effective resolution shall have been passed by us for the winding up or dissolution of our affairs, except for the purposes of or pursuant to a consolidation, amalgamation, merger or reconstruction under which the continuing entity, or the entity formed as a result thereof, effectively assumes our entire obligations under the Indenture in relation to the senior debt securities of such series; or

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

Under the Indenture, the Trustee shall give notice by mail to the holders of each series of senior debt securities of all defaults known to the Trustee which have occurred with respect to such series and not been cured. The Trustee shall transmit the notice within 90 days after the occurrence of an event of default, or, if later, within 15 days after such event of default is notified in writing to a responsible officer of the Trustee, unless the defaults have been cured before transmission of such notice by the Trustee. For so long as any senior debt securities are represented by a global security or securities, all notices to the holders of such senior debt securities will be delivered to The Depository Trust Company (“DTC”), delivery of which shall be deemed to satisfy the notice requirements of the Indenture in accordance with the methods prescribed by DTC.

The Indenture provides that, unless otherwise set forth in a supplemental indenture or officer’s certificate, if any event of default occurs and is continuing with respect to a series of senior debt securities, unless the principal of all the senior debt securities of such series has already become due and payable, either the Trustee (subject to receiving indemnity and/or security (including by way of pre-funding) to its satisfaction) or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each such affected series, voting separately by series, may, by notice in writing to us (and to the Trustee if given by the holders), declare the entire principal of and accrued and unpaid interest on all such outstanding senior debt securities of such series to be due and payable immediately.

Waiver of Default or Acceleration

Prior to the acceleration of the maturity of any of the senior debt securities, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all affected series then outstanding under the Indenture (voting together as a single class) also have the right to waive any past default or event of default and its consequences, except a default in respect of a covenant or a provision of such Indenture that cannot be modified or amended without the consent of the holder of each debt security affected thereby.

Further Issuances

The Indenture will permit us from time to time and without the consent of the holders of the senior debt securities of a particular series, to create and issue additional senior debt securities on the same terms and conditions as the original senior debt securities of such series, except as to denomination, issue date, issue price and, if applicable, the date from which interest shall accrue and the date on which interest shall be first paid. Any additional senior debt securities issued in this manner may be consolidated and treated as a single series with the relevant series of senior debt securities and originally constituting such series for all purposes under the Indenture, provided that any such additional senior debt securities that are so consolidated and that are not fungible for U.S. federal income tax purposes with the outstanding senior debt securities of the relevant series shall not have the same CUSIP, ISIN or other applicable securities identifiers as such outstanding senior debt securities of the relevant series.

We also may, without the consent of the holders of the outstanding senior debt securities, issue other series of senior debt securities in the future under the Indenture on terms and conditions different from the senior debt securities offered hereby.

Taxation and Additional Amounts

We will make payments of principal of, premium, if any, and interest on the senior debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, we shall pay to a holder such additional amounts as will result in the receipt by the holder of such amounts as would have been received by it had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to the senior debt securities under any of the following circumstances:

•

the holder or beneficial owner of the senior debt securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such taxes in respect of the senior debt securities by reason of its having some connection with Japan other than the mere holding of the senior debt securities or being a person having a special relationship with us (“a specially-related person”) as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended,) (the “Act on Special Measures Concerning Taxation”);

•

the holder or beneficial owner of the senior debt securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide interest recipient information or to submit a written application for tax exemption to the relevant paying agent to whom the relevant senior debt securities are presented (where presentation is required), or whose interest recipient information is not duly communicated through the relevant Participant (as defined below) and the relevant international clearing organization to such paying agent;

•

the holder or beneficial owner of the senior debt securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for a designated financial institution (as defined below) that complies with the requirement to provide interest recipient information or to submit a written application for tax exemption and an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the relevant senior debt securities through a payment handling agent in Japan appointed by it);

•

the senior debt securities are presented for payment (where presentation is required) more than 30 days after the day on which such payment on the senior debt securities became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

•

the holder of the senior debt securities is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, the senior debt securities, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or another beneficial owner, in each case, that would not have been entitled to such additional amounts had it been the holder of such senior debt securities; or

•	any combination of the above.

In addition, no additional amounts will be payable for, or on account of, any deduction or withholding imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to any of the foregoing or any agreements entered into pursuant to Section 1471(b) of the Code.

Where the senior debt securities are held through a participant of an international clearing organization or a financial intermediary (a “Participant”), in order to receive payments free of withholding or deduction by us for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or a Japanese financial institution falling under certain categories prescribed by the Act on Special Measures Concerning Taxation (a “designated financial institution”), each such beneficial owner shall, at the time of entrusting a Participant with the custody of the relevant senior debt securities, provide certain information prescribed by the Act on Special Measures Concerning Taxation to enable the Participant to establish that such beneficial owner is exempted from the requirement for withholding or deduction of such taxes, and advise the Participant if the beneficial owner ceases to be so exempted (including the case in which a beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of ours).

Where the senior debt securities are not held through a Participant, in order to receive payments free of withholding or deduction by us for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax, if the relevant beneficial owner is an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of ours) or a designated financial institution falling under certain categories prescribed by the Act on Special Measures Concerning Taxation, each such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho), in a form obtainable from the paying agent stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner, the title of the senior debt securities, the relevant interest payment date, the amount of interest and the fact that the beneficial owner is qualified to submit the written application for tax exemption, together with documentary evidence regarding its identity and residence.

By subscribing to any senior debt securities, an investor will be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the senior debt securities as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation or (ii) a Japanese financial institution, designated in Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation.

We will make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. We will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge and if certified copies are not available we will use reasonable efforts to obtain other evidence, and the Trustee will make such certified copies or other evidence available to the holders or beneficial owners upon reasonable request to the Trustee.

If (i) subsequent to making a payment on the senior debt securities without withholding or deduction of Japanese taxes we are required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate interest recipient information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive additional amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of the senior debt securities) shall be required to reimburse us, in Japanese yen, for the amount remitted by us to the Japanese taxing authority.

The obligation to pay additional amounts with respect to any taxes, duties, assessments or other governmental charges shall not apply to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal of, premium, if any, or interest on the senior debt securities; provided that, except as otherwise set forth in the senior debt securities or in the Indenture, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the execution and enforcement of the Indenture or as a consequence of the initial issuance, execution, delivery or registration of the senior debt securities.

References to principal, premium or interest in respect of the senior debt securities shall be deemed to include any additional amounts due which may be payable with respect thereto as set forth in the senior debt securities and the Indenture.

Optional Tax Redemption

We have the option to redeem a series of senior debt securities prior to maturity if, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective, or which change in application or interpretation is publicly announced, on or after the date of the applicable prospectus supplement, we would be required to pay additional amounts with respect to the senior debt securities as described under “—Taxation and Additional Amounts,” in which case we may redeem such series of senior debt securities in whole, but not in part, at a redemption price equal to 100% of the principal amount of the senior debt securities plus accrued and unpaid interest to the redemption date. Furthermore, we must give you between 10 and 60 days’ notice (which notice shall be irrevocable and shall conform to all requirements with respect to such notice as set forth in the Indenture) before redeeming the senior debt securities, and no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be required to pay additional amounts if a payment in respect of such senior debt securities were then due. Prior to giving any such notice of redemption, we will deliver to the Trustee (i) an officer’s certificate stating that the conditions precedent to our right to redeem such series of senior debt securities have been fulfilled and (ii) an opinion of counsel, who shall be independent legal counsel to us, or a tax adviser, of recognized standing, confirming that we have or will be required to pay additional amounts as a result of such change or amendment. The Trustee shall be entitled to accept such officer’s certificate and opinion of counsel or tax adviser’s statement as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders of such series of senior debt securities.

Repurchases

We, or any of our subsidiaries, may at any time purchase any or all of the senior debt securities in the open market or otherwise at any price. Subject to applicable law, neither we nor any of our subsidiaries shall have any obligation to offer to purchase any senior debt securities held by any holder as a result of our or its purchase or offer to purchase senior debt securities held by any other holder in the open market or otherwise. Any senior debt securities so repurchased by us or any of our subsidiaries and surrendered to the paying agent shall be cancelled.

Application of Proceeds

Any money collected from us by a trustee under the Indenture by acceleration, through insolvency proceedings or by other means as a result of our breach of the terms of the Indenture, shall be applied in the order described below:

•

first, to the payment of fees, costs and expenses applicable to the series of senior debt securities for which money was collected, including reasonable compensation to the applicable trustee and any agent and expenses and costs properly incurred (including any amounts to which the Trustee, each predecessor trustee or any agent are entitled to indemnification by us and fees and properly incurred expenses of its counsel);

•	second, if payment is not due on the principal of the series of senior debt securities for which money was collected, to the payment of interest on the series in default;

•

third, if payment is due on the principal of the series of senior debt securities for which money was collected, to the payment of the whole amount then owing and unpaid upon all of the senior debt securities of such series for principal and interest; and in the case the money collected shall be insufficient to pay in full the whole amount so due and unpaid upon the senior debt securities of such series, then to the payment of principal and interest without preference or priority of principal over interest, ratably to the aggregate of such principal and accrued and unpaid interest; and

finally, to the payment of the remainder, if any, to us or any other person lawfully entitled thereto.

Paying Agents

Whenever we appoint a paying agent to make payments required under the Indenture and the relevant series of senior debt securities, such paying agent will hold all sums received by it for the payment of the principal of and interest on such senior debt securities in trust for the benefit of the holders thereof and will make payments to such holders as provided for in the Indenture and such senior debt securities.

Indemnification of Judgment Currency

We will indemnify each holder of a debt security to the full extent permitted by applicable law against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due under such debt security and such judgment or order being expressed and paid in a judgment currency other than the currency due and as a result of any variation as between the rate of exchange at which the currency due is converted into the judgment currency for the purpose of such judgment or order and the spot rate of exchange in The City of New York at which the Trustee on the day on which final non-appealable judgment is entered is able to purchase the currency due with the amount of the judgment currency actually received by the holder. This indemnification will constitute our separate and independent obligation and will continue notwithstanding any such judgment.

Covenants

The Indenture will contain certain covenants and agreements relating to the senior debt securities. Additional covenants and agreements relating to a particular series of senior debt securities may be set forth in the applicable prospectus supplement.

Consolidation, Merger, Conveyance or Transfer. The Indenture will provide that we may consolidate with or merge into any other person or sell or dispose of our properties and assets substantially as an entirety, whether as a single transaction or a number of transactions, related or not, to any person; provided that, among other things, such person formed by such consolidation or into which we are merged or such person who acquires our properties and assets substantially as an entirety is a company organized and validly existing under the Companies Act, or successor legislation thereto, and expressly assumes our obligations under all series of senior debt securities issued under the Indenture, and further provided that, immediately after giving effect to such transaction, no event of default shall have occurred and be continuing.

Evidence of our Compliance. There are provisions in the Indenture requiring us to furnish to the Trustee each year a brief certificate from our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the Indenture.

SEC Reports by Us. The Indenture requires us to file with the Trustee copies of the annual report or information we file with the SEC within 30 days after we file such reports or information with the SEC.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in a supplemental indenture, we have the ability to eliminate most or all of our obligations on any series of senior debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations with respect to any or all series of debt securities, other than as to transfers and exchanges, under the Indenture after we have:

•

paid or caused to be paid the principal of and interest on all of the senior debt securities of such series outstanding (other than senior debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture) as and when the same shall have become due and payable;

•

delivered to the paying agent for cancellation all of the senior debt securities of such series theretofore authenticated (other than senior debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture); or

•

irrevocably deposited with the Trustee cash or, in the case of a series of senior debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of senior debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those senior debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of senior debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the Indenture relating only to that series of senior debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of senior debt securities at any time, which is referred to in this prospectus as defeasance. Alternatively, we may be released with respect to any outstanding series of senior debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases or any other negative covenants provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the Trustee cash or, in the case of senior debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding senior debt securities of the series being defeased; and

•	we deliver to the Trustee an opinion of counsel of recognized standing to the effect that:

•

the beneficial owners of the series of senior debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

the beneficial owners of the series of senior debt securities being defeased will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

In the case of a defeasance, the opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the Indenture, since that result would not occur under current tax law.

Modification of the Indenture

Without Consent of Holders.  We and the Trustee may enter into supplemental indentures without the consent of the holders of senior debt securities issued under the Indenture to:

•

cure any ambiguities or correct any defects or inconsistencies or add or amend any provisions which shall not adversely affect the interests of the holders of the senior debt securities in any material respect;

•	secure any senior debt securities;

•	add covenants for the protection of the holders of senior debt securities;

•	establish the forms or terms of senior debt securities of any series;

•	evidence the acceptance of appointment by a successor Trustee; or

•	evidence the assumption by a successor entity of our obligations under the senior debt securities and the Indenture.

With Consent of Holders.  Each of we and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding senior debt securities (voting together as a single class), may enter into supplemental indentures to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the senior debt securities issued pursuant to the Indenture. However, we and the Trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of a debt security or of any installment of principal of any such debt security;

•	reduce the principal amount thereof;

•	reduce the rate or extend the time of payment of interest thereon;

•	reduce any amount payable on redemption thereof;

•	change the place of payment where, or the coin or currency in which, the debt security or interest thereon is payable;

•	modify or amend any provisions for converting any currency into any other currency as provided in the senior debt securities or in accordance with the terms of such senior debt securities;

•

change our obligations, if any, to pay additional amounts established for any tax, assessment or governmental charge withheld or deducted, including any option to redeem the senior debt securities rather than to pay the additional amounts;

•

reduce the amount of the principal of an original issue discount security that would be due and payable when due, including upon an acceleration of the maturity of such debt security (if applicable), or the amount provable in bankruptcy, or impair or affect the right of any holders of the senior debt securities to institute suit for the payment thereof or, if the senior debt securities provide therefor, impair or affect any right of repayment at the option of the holders of the senior debt securities;

•

modify or amend any provisions relating to the conversion or exchange of any of the senior debt securities for other of our securities or for securities of other entities or for other property (or the cash value thereof), including the determination of the amount of securities or other property (or cash) into which such senior debt securities shall be converted or exchanged, other than as provided in the anti-dilution provisions or other similar adjustment provisions of such senior debt securities or otherwise in accordance with the terms of such senior debt securities; or

•	reduce the percentage of any of the senior debt securities of any particular series, the consent of the holders of such series being required for any such supplemental indenture.

Concerning the Trustee

Unless otherwise specified in connection with a particular offering of senior debt securities, The Bank of New York Mellon will serve as the Trustee.

Any trustee appointed pursuant to the Indenture will have and be subject to all of the duties and responsibilities under the Indenture and those with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Indenture will provide that upon the occurrence of an event of default with respect to a series of senior debt securities, the Trustee with respect to the relevant senior debt securities will exercise the rights and powers vested in it by the Indenture, using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. In the absence of such event of default, the Trustee need only perform those duties that are specifically set forth in the Indenture or are applicable pursuant to the Trust Indenture Act.

Subject to the Indenture and the provisions of the Trust Indenture Act, the Trustee will be under no obligation to exercise any rights, trusts or powers conferred under the Indenture or the senior debt securities for the benefit of the holders of the senior debt securities, unless the holders have offered to the Trustee indemnity and/or security (including by way of pre-funding) satisfactory to the Trustee against any loss, cost, liability or expense which might be incurred by it in exercising any such rights, trusts or powers.

The Indenture will contain, and the Trust Indenture Act contains, limitations on the rights of the Trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise.

The Indenture will provide that we will indemnify the Trustee and each predecessor trustee for, and to hold it harmless against, any loss, liability or expenses arising out of or in connection with the acceptance or administration of the Indenture or the trusts thereunder and the performance of such party’s duties thereunder, including properly incurred costs and expenses of defending itself against or investigating any claim of liability, except to the extent such loss, liability or expense is due to the negligence, bad faith or willful misconduct of the Trustee or such predecessor trustee.

We and our subsidiaries and affiliates may maintain ordinary banking relationships and custodial facilities with any Trustee or its affiliates.

Successor Trustee

The Indenture will provide that the Trustee may resign or be removed by us, effective upon acceptance by a successor trustee of its appointment. The Indenture will require, and the Trust Indenture Act requires, that any successor trustee shall be a corporation with a combined capital and surplus of not less than $50,000,000 and shall be a corporation, association, company or business trust organized and doing business under the laws of the United States or any jurisdiction thereof or any state or territory or of the District of Columbia. No person may accept its appointment as a successor trustee with respect to the senior debt securities of a series unless at the time of such acceptance such successor trustee is qualified and eligible under the Indenture and the applicable provisions of the Trust Indenture Act.

Repayment of Funds

The Indenture will provide that all monies paid by us to a trustee or paying agent for a particular series of senior debt securities for payment of principal of or interest on any debt security which remains unclaimed at the end of two years after such payment shall be become due and payable will be repaid to us and all liability of such trustee or paying agent with respect thereto will cease, and to the extent permitted by law, the holder of such debt security shall thereafter only look to us for any payment which such holder may be entitled to collect.

Governing Law

The Indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process and Submission to Jurisdiction

Under the Indenture, we will irrevocably designate Toyota Motor North America, Inc. as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or any senior debt securities issued thereunder brought in any federal or state court in The City of New York, New York, and we will irrevocably submit to the non-exclusive jurisdiction of those courts.

Limitation on Suits

Except for the right to institute a suit for the enforcement of the payment of principal of or interest that has become due and payable on a debt security, under the Indenture and the senior debt securities, no holder of a debt security shall have any right by virtue or availing of any provision of the Indenture to institute any proceeding against us with respect to the Indenture or the debt security or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless:

•	such holder has previously given written notice to the Trustee of a continuing default with respect to the debt security;

•

the holders of not less than 25% in principal amount of the outstanding senior debt securities of each affected series issued under the Indenture (treated as a single class) shall have made written request to the Trustee to institute proceedings and such holders have offered the Trustee indemnity or security (including by way of pre-funding) satisfactory to the Trustee against the costs, expenses and liabilities to be suffered or incurred;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and

•

no written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding senior debt securities of each affected series under the Indenture (voting together as a single class).

Undertaking for Costs

The Indenture will provide that we and the Trustee agree, and each holder of a debt security by his acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under the Indenture or against the Trustee for action taken, suffered or omitted by it as Trustee (other than a suit instituted by the Trustee, a holder or group of holders holding more than 10% in aggregate principal amount of the senior debt securities, or any holder for the enforcement of the payment of the principal of or interest on any debt security on or after the due date thereof), a court may in its discretion require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.

Form, Book-entry and Transfer

Each series of senior debt securities will be issued in fully registered form without coupons. No service charge will be made for any registration of transfer or exchange of the senior debt securities, but we may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith.

We will cause to be maintained offices or agencies where the senior debt securities may be presented for registration of transfer or for exchange, each, a transfer agent.

We will cause to be kept for the senior debt securities a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of such senior debt securities and registration of transfers of such senior debt securities. We, the Trustee and any agent of ours or the Trustee may treat the person in whose name any debt security is registered as the absolute owner of such debt security for all purposes and none of them shall be affected by any notice to the contrary. At the option of the registered holder of a debt security, subject to the restrictions contained in the senior debt securities and in the Indenture, such debt security may be transferred or exchanged for a like aggregate principal amount of debt security of the same series of different authorized denominations, upon surrender for exchange or registration of transfer, at the Trustee’s office. Any debt security surrendered for exchange or presented for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to us and the Trustee, duly executed by the holder thereof or its attorney duly authorized in writing. Debt securities issued upon any such transfer will be executed by us and authenticated by or on behalf of the Trustee, registered in the name of the designated transferee or transferees and delivered at the Trustee’s office or mailed, at the request, risk and expense of, and to the address requested by, the designated transferee or transferees.

We may vary or terminate the appointment of any transfer agent, or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts. We will cause notice of any resignation, termination or appointment of a trustee or any transfer agent in respect of the senior debt securities, and of any change in the office through which any transfer agent will act, to be provided to holders of the senior debt securities.

Global Securities

The senior debt securities will be initially represented by one or more global certificates in fully registered form without interest coupons (the “global securities”). The global securities will be deposited upon issuance with a custodian for DTC and registered in the name of DTC or its nominee. Beneficial interests in the global securities may be held only through DTC (or any successor clearing system that holds global securities) and its participants, including Euroclear and Clearstream. Each of DTC, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) is referred to as a depositary.

Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the depositaries and their participants. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Accordingly, the sole holder of the senior debt securities represented by the global securities will at all times be DTC or its nominee (or a successor of DTC or its nominee), and voting and other consensual rights of holders of the senior debt securities will be exercisable by beneficial owners of the senior debt securities only indirectly through the rules and procedures of the depositaries from time to time in effect. Beneficial interests in the global securities may not be exchanged for definitive senior debt securities except in the limited circumstances described below under “—Exchanges of Global Securities for Definitive Debt Securities.”

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them subject to any statutory or regulatory requirements as may be in effect from time to time.

Exchanges of Global Securities for Definitive Debt Securities

A beneficial interest in a global security may not be exchanged for a definitive debt security unless (i) DTC notifies us that it is unwilling or unable to continue as depository for such global security or has ceased to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days or (ii) an event of default with respect to the senior debt securities has occurred and is continuing. Upon the occurrence of any such event, DTC shall instruct us to transfer the senior debt securities to such persons as notified to it by the applicable depositary or any successor clearance and settlement system as the holders of beneficial interests therein. In all cases, definitive senior debt securities delivered in exchange for any global security or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of the applicable depositary (in accordance with its customary procedures). Any definitive debt security issued in exchange for an interest in a global security will bear a legend restricting transfers to those made in accordance with the restrictions set forth in the Indenture.

Depositary Procedures

As long as DTC or its nominee is the registered holder of global securities, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt security represented by such global securities for all purposes under the Indenture and the debt security, and, accordingly, our obligations under the senior debt securities represented by such global securities are to DTC or its nominee, as the case may be, as the registered holder of such senior debt securities, and not to the holders of beneficial interests in such senior debt securities.

Transfer of beneficial interests in the global securities will be subject to the applicable rules and procedures of the depositaries and their respective direct or indirect participants, which may change from time to time.

DTC

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect DTC participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of DTC participants and indirect DTC participants. DTC has also advised that, pursuant to its established procedures, upon deposit of the global securities, DTC will credit the accounts of DTC participants designated by the initial purchasers with portions of the principal amount of such global securities and ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to DTC participants) or by DTC participants and indirect DTC participants (with respect to other owners of beneficial interests in the global securities).

Investors in the senior debt securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through DTC participants. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of DTC participants, which in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having beneficial interests in global securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. See “—Global Securities—Exchanges of Global Securities for Definitive Debt Securities.”

Except as described above under “—Global Securities—Exchanges of Global Securities for Definitive Debt Securities,” owners of interests in global securities will not have senior debt securities registered in their name, will not receive physical delivery of senior debt securities and will not be considered the registered owners or holders thereof for any purpose.

Payments in respect of global securities registered in the name of DTC or its nominee will be payable by the paying agent for the relevant senior debt securities to DTC or to the order of its nominee as the registered owner of the global securities. The paying agent will treat the persons in whose names the global securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor any agent of ours has or will have any responsibility or liability for any aspect of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any of DTC’s records or any DTC participant’s or indirect DTC participant’s records relating to the beneficial ownership interests in global securities or any other matter relating to the actions and practices of DTC or any of DTC participants or indirect DTC participants.

DTC has advised us that its current practice is to credit the accounts of the relevant DTC participants with a payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the DTC participants and the indirect DTC participants to the beneficial owners of senior debt securities will be governed by standing instructions and customary practices, will be the responsibility of the DTC participants or the indirect DTC participants and will not be the responsibility of DTC or us. We and the relevant paying agent may conclusively rely upon and will be protected in relying upon instructions from DTC or its nominee for all purposes.

DTC has advised that it will take any action permitted to be taken by a holder of senior debt securities only at the direction of one or more DTC participants to whose account with DTC interests in the senior debt securities are credited. However, DTC reserves the right to exchange the global securities for definitive senior debt securities and to distribute such definitive senior debt securities to DTC participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global securities among DTC participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC, DTC participants or indirect DTC participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not with Euroclear Clearance Systems. Euroclear Clearance Systems establishes policies for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is licensed, regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with Euroclear are governed by the terms and conditions governing use of, and the related operating procedures of, Euroclear and applicable Belgian law, which are referred to collectively as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, and withdrawals of securities and cash from Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of, or relationship with, persons holding through Euroclear participants.

Clearstream

Clearstream is incorporated as a bank under Luxembourg law. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thus eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream participants are limited to securities brokers and dealers. Clearstream participants may include the initial purchasers. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream.

Transfers among DTC, Clearstream and Euroclear

Transfers between DTC participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding, directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant European depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a person that does not hold the senior debt securities through Euroclear or Clearstream will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Limitation on Responsibilities

Although the foregoing sets out the procedures of the depositaries established in order to facilitate the transfer of interests in the global securities among their participants, none of the depositaries is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

DTC, Euroclear and Clearstream have no knowledge of the actual beneficial owners of interests in a global security. DTC’s records reflect only the identity of the DTC participants to whose accounts those global securities are credited, which may or may not be the beneficial owners of interests in a global security. Similarly, the records of Euroclear and Clearstream reflect only the identity of the Euroclear or Clearstream participants to whose accounts global securities are credited, which also may or may not be the beneficial owners of interests in a global security. DTC, Euroclear and Clearstream participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Neither we nor any underwriters of our senior debt securities, nor any of our or their respective agents will have any responsibility for the performance by any depositary or their respective participants of their respective obligations under the rules and procedures governing their operations.

Other Clearing Systems

We may choose any other clearing system for a particular series of senior debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAXATION

The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of the senior debt securities offered by this prospectus will be set forth in the applicable prospectus supplement.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, “Keogh plans” and other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” of any such plan, account or arrangement described in clause (a) or (b) by reason of any such plan’s, account’s, or arrangement’s investment therein (we refer to the foregoing described in clauses (a), (b) and (c), collectively, as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, but may be subject to other federal, state, local or non-U.S. laws that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing, collectively, as “parties in interest”) unless exemptive relief is available under a statutory or administrative exemption. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Thus, a Plan fiduciary considering an investment in the senior debt securities offered by this prospectus should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the senior debt securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between a party in interest and an investing Plan which would be prohibited unless exemptive relief were available under an applicable exemption. Such parties in interest may include, without limitation, us, the trustee and any underwriters, dealers or agents for the senior debt securities, as well as our and their affiliates.

In this regard, each purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the senior debt securities, should consider the exemptive relief available under the following prohibited transaction class exemptions (“PTCEs”): (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the senior debt securities and related lending transactions, provided that neither the party in interest nor its affiliates has or exercises any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the senior debt securities.

Each purchaser or holder of the senior debt securities offered by this prospectus, and each fiduciary who causes any entity to purchase or hold the senior debt securities, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such senior debt securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the senior debt securities on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and disposition of such senior debt securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any provision of any applicable Similar Law.

In addition, each purchaser or holder of the senior debt securities offered by this prospectus that is a Plan shall be deemed to have represented and warranted that the decision to acquire the senior debt securities has been made by a duly authorized fiduciary (each, a “Plan Fiduciary”) who is independent of us, the trustee, any underwriter, dealer or agent, and our and their respective affiliates (collectively, the “Transaction Parties”), which Plan Fiduciary (A) is a fiduciary under ERISA or the Code, or both, with respect to the decision to purchase the senior debt securities, (B) is not the individual retirement account (“IRA”) owner, IRA beneficiary or relative of the IRA owner or beneficiary (in the case of a purchaser or acquirer that is an IRA), (C) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the senior debt securities, (D) has exercised independent judgment in evaluating whether to invest the assets of such Plan in the senior debt securities, (E) is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, (F) has been fairly informed that the Transaction Parties have not and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchase and holding of the senior debt securities, (G) has been fairly informed that the Transaction Parties have financial interests in the Plan’s acquisition and holding of the senior debt securities, which interests may conflict with the interest of the Plan, as more fully described in this prospectus and any applicable supplement, and (H) is not paying any Transaction Party any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition and holding of the senior debt securities; provided that the foregoing representations and warranties in this sentence shall be deemed to be no longer in effect or required to the extent and at such times that the U.S. Department of Labor regulations codified at 29 C.F.R. § 2510.3-21(a) and (c)(1), as promulgated on April 8, 2016, are revoked, repealed or no longer effective.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the senior debt securities on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement, consult with their counsel regarding the potential applicability of Title I of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the senior debt securities.

Each purchaser and holder of a senior debt security offered by this prospectus will have exclusive responsibility for ensuring that its purchase and holding of the senior debt security does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or the provisions of any applicable Similar Law. Nothing herein shall be construed as a representation that an investment in the senior debt securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

We may offer senior debt securities described in this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through agents;

•	by ourselves directly;

•	through one or more special purpose entities;

•	through an exchange distribution in accordance with the rules of the applicable exchange; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to an offering of senior debt securities will set forth the terms of the offering, including:

•	a description of the transaction and the senior debt securities to be offered;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the senior debt securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the senior debt securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of senior debt securities, such senior debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior debt securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase senior debt securities that are offered unless specified conditions are satisfied, and, unless otherwise set forth in the prospectus supplement, if the underwriters do purchase any senior debt securities, they will purchase all senior debt securities of that tranche that are offered.

In connection with underwritten offerings of senior debt securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of senior debt securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the senior debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

If dealers are utilized in the sale of senior debt securities offered by this prospectus, we will sell the senior debt securities to the dealers as principals. The dealers may then resell the senior debt securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of senior debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered senior debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Unless otherwise specified in an applicable prospectus supplement, each series of senior debt securities offered by this prospectus will be a new issue of securities and will have no established trading market. Any underwriters to whom offered senior debt securities are sold for public offering and sale may make a market in the offered senior debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Senior debt securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any senior debt securities offered by this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended March 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Aarata LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers Aarata LLC’s address is JR Central Towers 38th Floor, 1-1-4 Meieki, Nakamura-ku, Nagoya-shi, Aichi 450-6038, Japan.

LEGAL MATTERS

The validity of the offered securities with respect to United States federal law and New York State law will be passed upon for us by Shearman & Sterling LLP, our United States counsel, and for any underwriters, dealers or agents by Davis Polk & Wardwell LLP, United States counsel for them. Nagashima Ohno & Tsunematsu, our Japanese counsel, will pass upon certain legal matters as to Japanese law for us.

ENFORCEMENT OF CIVIL LIABILITIES

Toyota Motor Corporation is a limited liability, joint stock company incorporated in Japan. Most of the members of our board of directors and our audit & supervisory board members (as well as certain experts named herein) are residents of countries other than the United States. Although some of our affiliates have substantial assets in the United States, substantially all of our assets and the assets of the members of our board of directors and our audit & supervisory board members are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or the members of our board of directors and our audit & supervisory board members or to enforce court judgments predicated upon the civil liability provisions of U.S. federal or state securities laws against us or these persons in the United States. We have been advised by our Japanese counsel, Nagashima Ohno & Tsunematsu, that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts brought before Japanese courts, of civil liabilities predicated solely upon U.S. federal or state securities laws.

Our agent for service of process is Toyota Motor North America, Inc.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and members of our board of directors, officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Receipts are listed on the New York Stock Exchange under the trading symbol “TM.”

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

This prospectus incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2018 filed on June 25, 2018 (File Number 001-14948).

All subsequent documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of an offering under this prospectus, shall be deemed to be incorporated by reference into this prospectus. In addition, any Form 6-K subsequently furnished to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. All such documents so incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents by writing or telephoning us at:

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi Prefecture, 471-8571, Japan

Attention: Financial Reporting Department, Accounting Division

Telephone number: +81-565-28-2121

Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our internet site at http://www.toyota-global.com.

You may obtain a copy of any audited annual consolidated financial statements and any unaudited interim consolidated financial statements published by us subsequently to the date of this prospectus on our internet site at http://www.toyota-global.com.

OUR PRINCIPAL EXECUTIVE OFFICE

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi Prefecture, 471-8571

Japan

TRUSTEE, PAYING AGENT,

TRANSFER AGENT AND

REGISTRAR FOR THE NOTES

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

United States of America

OUR LEGAL ADVISORS

as to U.S. law	as to Japanese law
Shearman & Sterling LLP Fukoku Seimei Building, 5th Floor 2-2-2 Uchisaiwaicho Chiyoda-ku, Tokyo 100-0011 Japan	Nagashima Ohno & Tsunematsu JP Tower 7-2, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-7036 Japan

LEGAL ADVISORS TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

Izumi Garden Tower, 33rd Floor

6-1, Roppongi 1-chome

Minato-ku, Tokyo 106-6033

Japan

INDEPENDENT AUDITORS

PricewaterhouseCoopers Aarata LLC

JR Central Towers 38th Floor

1-1-4 Meieki

Nakamura-ku, Nagoya-shi, Aichi 450-6038

Japan

Toyota Motor Corporation

U.S.$500,000,000 2.157% Senior Notes due 2022

U.S.$500,000,000 2.358% Senior Notes due 2024

U.S.$500,000,000 2.760% Senior Notes due 2029

PROSPECTUS SUPPLEMENT

J.P. Morgan

BofA Merrill Lynch

BNP PARIBAS